                                                                     Exhibit 2.6


                                                                  EXECUTION COPY

--------------------------------------------------------------------------------

                           PURCHASE AND SALE AGREEMENT


                                      among


                          FREEDOM COMMUNICATIONS, INC.,


                        GRANITE BROADCASTING CORPORATION,


                                   WLAJ, INC.


                               WLAJ LICENSE, INC.


                                  WWMT-TV, INC.


                                       AND


                              WWMT-TV LICENSE, INC.



                                   dated as of


                                  July 15, 1998



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

1.   Definitions..............................................................2
     1.1  Defined Terms.......................................................2
     1.2  Accounting Terms...................................................18
     1.3  Other Definition Provisions........................................18

2.   Purchase of Broadcasting Assets, Purchase Price and
     Method of Payment.......................................................22
     2.1  Purchase of Broadcasting Assets....................................22
     2.2  Consideration; Adjustment; Allocation
          of Purchase Price..................................................23
              2.2.1  Purchase Price..........................................23
              2.2.2  Prorations..............................................23
              2.2.3  Manner of Determining Prorations........................25
              2.2.4  Allocation of Purchase Price............................28
     2.3  Accounts Receivable................................................30
     2.4  Assumption of Liabilities..........................................31
              2.4.1  Limitation on Assumption of Obligations.................31
              2.4.2  Assumed Obligations Relating to WLAJ....................32
              2.4.3  Substitution Where Not Transferable.....................33
     2.5  Acquisition of WLAJ................................................34

3.   FCC Consent.............................................................37
     3.1  Application and Request............................................37
     3.2  Final FCC Order....................................................38

4.   Representations and Warranties of Granite...............................39
     4.1  Organization and Standing..........................................39
     4.2  Authorization and Binding Obligations..............................40
     4.3  No Contravention; Consents.........................................41
              4.3.1  No Contravention........................................41
              4.3.2  Consents................................................42
     4.4  Title to Assets....................................................42
              4.4.1  Real Property...........................................42
              4.4.2  Tangible Personal Property..............................45
              4.4.3  Assets Sufficient.......................................45
     4.5  Condition of Assets................................................45
     4.6  Licenses and Authorizations........................................47
              4.6.1  Licenses................................................47
              4.6.2  Authorizations..........................................47
     4.7  Contracts..........................................................48


                                      (i)

                                                                           Page
                                                                           ----

     4.8  Franchises, Trademarks and Trade Names.............................50
     4.9  Employee Agreements and Plans; ERISA...............................51
              4.9.1  Station Plans...........................................52
              4.9.2  Compliance With Laws....................................52
              4.9.3  Multiemployer Plans.....................................53
              4.9.4  Group Health Plan.......................................53
              4.9.5  Post-Employment Obligations.............................53
              4.9.6  Delivery................................................54
     4.10     Financial Statements; Liabilities..............................54
              4.10.1  Financial Statements...................................54
              4.10.2  Liabilities............................................55
     4.11     Litigation; Compliance.........................................56
              4.11.1  Litigation.............................................57
              4.11.2  Violations.............................................58
     4.12     Cable Carriage.................................................58
     4.13     Labor..........................................................59
     4.14     Affiliated and Recent Transactions.............................59
              4.14.1  Affiliated Transactions................................59
              4.14.2  Recent Transactions....................................61
     4.15     Taxes..........................................................61
              4.15.1  Filing of Tax Returns..................................62
              4.15.2  Tax Liens..............................................62
              4.15.3  Parachute Payments.....................................62
     4.16     Environmental Matters..........................................62
              4.16.1  Compliance.............................................63
              4.16.2  Property Use...........................................63
              4.16.3  USTs...................................................64
              4.16.4  Claims.................................................64
              4.16.5  Hazardous Materials....................................65
              4.16.6  Relevant Property......................................65
     4.17     Miscellaneous..................................................65

5.   Representations and Warranties of Buyer.................................65
     5.1  Organization and Standing..........................................66
     5.2  Authorization and Binding Obligations..............................66
     5.3  No Contravention...................................................67
     5.4  Litigation.........................................................67
     5.5  Absence of Knowledge as to Certain Facts...........................68
     5.6  Miscellaneous......................................................68

6.   Conduct of Business.....................................................68
     6.1  Conduct of Business to Closing.....................................68
              6.1.1  Conduct of Business.....................................69
              6.1.2  Assets..................................................69


                                      (ii)

                                                                           Page
                                                                           ----

              6.1.3  Inventory...............................................69
              6.1.4  Employee Compensation and Benefits......................70
              6.1.5  Organization, Etc.......................................70
              6.1.6  Insurance...............................................71
              6.1.7  Transfer of Broadcasting Assets.........................71
              6.1.8  Financial Statements; Pacing Reports....................71
              6.1.9  Encumbrances............................................72
              6.1.10 Litigation..............................................72
              6.1.11 Agreements..............................................73
              6.1.12 Consents and Approvals..................................74
              6.1.13 Network Affiliation Agreements..........................74
              6.1.14 Licenses................................................74
     6.2  Offers to Purchase.................................................75
     6.3  No Breach of Representations and Warranties........................75
     6.4  Employee Notification Requirements.................................75
              6.4.1  Notice..................................................75
              6.4.2  Organizing Activity.....................................76
     6.5  Access and Information.............................................76
     6.7  Buyer's Covenants..................................................78
              6.7.1  Litigation..............................................78
              6.7.2  No Breach of Representations and Warranties.............78


7.   Conditions Precedent to the Obligations of the Parties..................78
     7.1  Conditions Precedent to the Obligation of Buyer....................78
              7.1.1  FCC Consent.............................................78
              7.1.2  Accuracy of Representations and Warranties..............79
              7.1.3  Compliance with Agreement...............................79
              7.1.4  No Obstructive Proceeding...............................79
              7.1.5  Adverse Change..........................................81
              7.1.6  Consents................................................82
              7.1.7  Officers' Certificates..................................83
              7.1.8  Authorization...........................................83
              7.1.9  Opinions of Counsel.....................................83
              7.1.10 Certifications..........................................84
              7.1.11 Copies of Documents.....................................84
              7.1.12 FIRPTA Affidavits.......................................84
              7.1.13 Film Contracts..........................................85
              7.1.14 Title Insurance Policies................................85
              7.1.15 Proceedings.............................................86
              7.1.16 Removal of Encumbrances.................................86
              7.1.17 Delivery of Instruments of Conveyance
                     and Transfer............................................86
     7.2  Conditions to Obligations of Granite Group.........................86
              7.2.1  FCC Consent.............................................87
              7.2.2  Accuracy of Representations and Warranties..............87


                                     (iii)

                                                                           Page
                                                                           ----

              7.2.3  Compliance with Agreement...............................87
              7.2.4  Delivery of Instruments of Assumption...................87
              7.2.5  No Obstructive Proceeding...............................87
              7.2.6  Proceedings.............................................89
              7.2.7  Opinion of Counsel......................................90
              7.2.8  WLAJ Documents..........................................90
              7.2.9  Authorizations..........................................90

8.   Instruments of Conveyance and Transfer..................................91
     8.1  Instruments of Conveyance and Transfer
          of Real Property...................................................91
              8.1.1  Real Property...........................................91
     8.2  Instruments of Conveyance and Transfer
          of Personal Property...............................................91
              8.2.1  Assignment of Leases....................................92
              8.2.2  Bills of Sale...........................................92
              8.2.3  Assignments of Licenses.................................92
              8.2.4  Assignments of Contracts................................92

9.   Employees...............................................................92
     9.1  Buyer to Hire......................................................92
     9.2  Cooperation........................................................93
     9.3  No Liability for Employee Plans....................................94
     9.4  Indemnity..........................................................95

10.  Risk of Loss; Failure of Broadcast Transmission.........................95
     10.1     Risk of Loss...................................................96
     10.2     Failure of Broadcast Transmission..............................96

11.  Books and Records.......................................................98

12.  Possession and Control of WLAJ..........................................99

13.  Brokers.................................................................99

14.  Survival; Indemnification..............................................100
     14.1     Survival......................................................100
     14.2     Granite Group Indemnification - Breach........................102
     14.3     Granite Group Indemnification - Liabilities...................102
     14.4     Buyer's Indemnification.......................................103


                                      (iv)

                                                                           Page
                                                                           ----

              14.4.1  Buyer's Indemnification - Breach......................103
              14.4.2  Buyer's Indemnification - Liabilities.................104
     14.5     Granite Group's Obligations...................................104
     14.6     Taxes.........................................................105
     14.7     Indemnification Claim.........................................105
     14.8     Notice of Claim...............................................106
     14.9     Indemnitor's Obligations......................................108
     14.10    Date of Notice of Claim.......................................108
     14.11    Consent of Indemnification....................................108
     14.12    Subrogation...................................................108
     14.13    Limitation on Liability.......................................109

15.  Hart-Scott-Rodino Filings..............................................109

16.  Reserved...............................................................109

17.  Termination............................................................109
     17.1     Events of Termination.........................................109
              17.1.1 Buyer..................................................109
              17.1.2 Granite................................................109
              17.1.3 Mutual Consent.........................................109
              17.1.4 By Granite on Breach...................................109
              17.1.5 By Buyer on Breach.....................................109
              17.1.6 Granite or Buyer.......................................109
     17.2     Effect of Termination.........................................109
              17.2.1 Effect.................................................110
              17.2.2 Generally..............................................110


18.  Covenant Against Competition; Confidentiality..........................112
     18.1     Non-Competition...............................................112
     18.2     Confidentiality...............................................113
     18.3     Specific Performance..........................................113


19.  Miscellaneous..........................................................114
     19.1     General.......................................................114
     19.2     Costs, Expenses, Etc..........................................115
     19.3     Further Assurances............................................115
     19.4     Notice of Proceedings.........................................116
     19.5     Notices.......................................................116
     19.6     Headings and Entire Agreement; Amendment......................118
     19.7     Waiver........................................................118


                                      (v)

                                                                           Page
                                                                           ----

     19.8     Binding Effect and Assignment.................................119
     19.9     Counterparts..................................................119
     19.10    Schedules and Attachments.....................................119
     19.11    Rights Cumulative.............................................120
     19.12    Governing Law.................................................120
     19.13    Severability..................................................120
     19.14    Third Party Rights............................................120
     19.15    Time of Essence...............................................121
     19.16    Press Releases................................................121
     19.17    Specific Performance..........................................121
     19.18    Confidentiality...............................................121

20.  Amendment/Modification of February Purchase Agreement..................123
     20.1  Generally........................................................124
     20.2  Specific Amendments..............................................124

21.  Operation of WLAJ......................................................125


                                      (vi)

                                    EXHIBITS

Exhibit A-1            -    Opinion of Akin, Gump, Strauss, Hauer & Feld,
                            L.L.P.
Exhibit A-2            -    Opinion of Reid and Reid
Exhibit B              -    Title Insurance Policy Commitments
Exhibit C-1            -    Opinion of Glenn E. Fuller
Exhibit D              -    Transfer Documents
EXHIBIT E-1            -    Consents
EXHIBIT E-2            -    Indemnification Letter

                                    SCHEDULES

Schedule A-1           -    Owned and Leased Real Property of WLAJ
Schedule B-1           -    Owned and Leased Tangible Personal Property
                            of WLAJ
Schedule C-1           -    Other Operating Contracts of WLAJ
Schedule D-1           -    Franchises, Trademarks and Tradenames of WLAJ
Schedule E-1           -    WLAJ Licenses
Schedule F             -    Excluded Contracts
Schedule G             -    Loan Agreement
Schedule 2.2.2         -    Trade Agreements
Schedule 4.3.1         -    Consents and Waivers
Schedule 4.5           -    Condition of Assets
Schedule 4.5.2         -    Capital Expenditures
Schedule 4.9           -    Station Plans
Schedule 4.10.1        -    Financial Statements
Schedule 4.10.2        -    Liabilities
Schedule 4.11          -    Litigation
Schedule 4.12          -    Cable Carriage
Schedule 4.14.1        -    Affiliated Transactions
Schedule 4.14.2        -    Recent Transactions
Schedule 4.16.1        -    Environmental Matters - Compliance
Schedule 4.16.2        -    Environmental Matters - Hazardous Materials
Schedule 4.16.3        -    Environmental Matters - USTs
Schedule 4.16.4        -    Environmental Matters - Claims
Schedule 6.1.4         -    Employee Compensation and Benefits
Schedule 6.1.5         -    Business Organization
Schedule 6.1.6         -    Insurance Policies
Schedule 7.1.6         -    Closing Consents


                                     (vi)

                           PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT, dated as of July 15, 1998, among FREEDOM COMMUNICATIONS, INC., a California corporation ("Buyer"), GRANITE BROADCASTING CORPORATION, a Delaware corporation ("Granite"), WLAJ, INC., a Delaware corporation ("WLAJ, Inc." and collectively with Granite, "Sellers"), WLAJ LICENSE, INC., a Delaware corporation ("WLAJ License, Inc."), WWMT-TV, INC., a Delaware corporation ("WWMT-TV, Inc."), and WWMT-TV LICENSE, INC., a Delaware corporation ("WWMT-TV License, Inc.").


                                   WITNESSETH:

     WHEREAS, WLAJ, Inc. is a wholly owned subsidiary of Granite, and WLAJ License, Inc. is a wholly owned subsidiary of WLAJ, Inc.;

     WHEREAS, Lansing (as hereinafter defined) is the licensee of the WLAJ Licenses (as hereinafter defined) and owns the WLAJ Lansing Assets (as hereinafter defined);

     WHEREAS, Granite owns all of the WLAJ Granite Assets (as hereinafter defined), has entered into the WLAJ Purchase Agreement (as hereinafter defined) to purchase the WLAJ Lansing Assets (as hereinafter defined) from Lansing and to have Lansing assign to Granite the WLAJ Licenses, and currently operates WLAJ pursuant to the Time Brokerage Agreement (as hereinafter defined);

     WHEREAS, Buyer, Sellers, WWMT-TV, Inc. and WWMT-TV License, Inc. have entered into a Purchase Agreement, dated as of February 18, 1998 (the "February Purchase Agreement");

     WHEREAS, as an inducement to consummate the sale of the WWMT Assets to Buyer on the date hereof, in lieu of (i) Sellers transferring the WLAJ Granite Assets and (ii) Granite assigning all of its rights and interests in, and delegation of the obligations under, the WLAJ Documents, to Buyer (collectively, the "TBA Transaction") on the date hereof as permitted by the terms of the February Purchase Agreement, the parties hereto desire to amend the February Purchase Agreement and to consummate the transfer of the Broadcasting Assets (as hereinafter defined) to Buyer in accordance with the terms and conditions set forth herein;

     WHEREAS, immediately subsequent to the execution and delivery of this Agreement, the parties are closing the transactions contemplated by the February Purchase Agreement (as amended by this Agreement);

     NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. As used herein, the following terms shall have the following meanings:

        1.1 Defined Terms.

        "Accounts Receivable" means all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the business of WLAJ prior to the Closing Date, including any rights of Sellers with respect to any third party collection procedures or any other actions or proceedings that have been commenced in connection therewith.

        "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person (as hereinafter defined), any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "Agreement" means this Purchase and Sale Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

        "Assistance" has the meaning set forth in Section 21 hereof.

        "Assumed Obligations" has the meaning set forth in Section 2.4.2 hereof.

        "Base Price" has the meaning set forth in Section 2.2.1 hereof.

        "Broadcasting Assets" means the WLAJ Granite Assets and the WLAJ Lansing Assets.

        "Business Employees" has the meaning set forth in Section 9.1 hereof.

        "Buyer" has the meaning set forth in the recitals hereto.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section. 9601 - 9675, and the regulations thereunder, as in effect from time to time.

        "Claims" means any of the following that arise from Environmental Conditions and pertain to WLAJ or relate to the Broadcasting Assets: pending demands, suits or causes of action for damages, including but not limited to, those alleged to result from exposure to or injury from Environmental Conditions by any Person, personal injury or property damage of any kind; actual or threatened damages to natural resources; pending or threatened recovery of response costs (as defined in Section 104 of CERCLA and applicable state law), or administrative or judicial orders directing the performance of investigations or response, removal or remedial actions, as defined under CERCLA or analogous concepts under applicable state law; claims for restitution, contribution or equitable indemnity from third parties or any Governmental Authority; fines, penalties or Encumbrances against property; injunctive relief; or other notices of violation from federal, state or local Governmental Authorities.

        "Closing" means the consummation of the transactions contemplated hereby.

        "Closing Date" means a time and business date to be selected by Buyer and Granite, which date shall not be less than one (1) nor more than ten (10) business days after the date on which the conditions specified in Section 7 hereof shall have been met or waived by the beneficiary thereof, unless otherwise provided for herein or if Buyer and Granite mutually agree to a different time and date.

        "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as in effect from time to time.

        "Commitments" has the meaning set forth in Section 7.1.13 hereof.

        "Communications Act" means the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder, as in effect from time to time.

        "Contracts" has the meaning set forth in Section 4.7 hereof.

        "Controlled Group" means Granite, any other member of the Granite Group and any Person (whether or not incorporated) that is under common control (as defined in section 414(c) of the Code) with Granite, any member of an affiliated service group (as defined in section 414(m) of the Code) that includes Granite, and any entity that is treated as being under common control with Granite under section 414(o) of the Code.

        "Controlled Group Plan" means an Employee Plan that, at any time, has been entered into, maintained or sponsored by one or more members of the Controlled Group, or to which one or more members of the Controlled Group has or may have had an obligation to contribute.

        "Date of Notice of Claim" has the meaning set forth in Section 14.10 hereof.

        "Employee Plan" means any employee benefit plan, as defined in section 3(3) of ERISA (as hereinafter defined), and any other compensation or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, whether written or oral, whether maintained for current employees, former employees, or retirees, and whether currently in effect or terminated or frozen, including, without limitation, defined benefit pension plans, defined contribution pension plans, medical and other welfare plans and any retirement, deferred compensation, medical, dental, cafeteria, stock purchase, stock option, savings, severance, bonus, incentive, vacation, or sick pay plan, agreement, program, policy or arrangement; excluding in all instances employment agreements.

        "Encumbrances" has the meaning set forth in Section 4.4.1 hereof.

        "Environmental Conditions" means conditions of the environment arising from or relating to the presence or storage of Hazardous Materials (as hereinafter defined) in or on the flora, fauna, surface, soil, surface water, groundwater, drinking water, subsurface strata, or ambient air on, under, in, about, or adjacent to the assets listed on Schedule A-1 or referred to in Section 4.16 hereof.

        "Environmental Laws" means any applicable statute, enactment, ordinance, rule, regulation, decision, judgment, decree, permit or license, whether local, state, territorial or national, in force or effect as of the Closing Date:

            (a) relating to emissions, discharges, spills, releases or threatened releases of Hazardous Materials into air, water, or land;

            (b) relating to the use, treatment, storage, disposal, handling, manufacturing or shipment of Hazardous Material;

            (c) relating to the regulation of storage tanks; or

            (d) otherwise relating to pollution or protection of human health and the environment.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

        "Excluded Assets" means: (a) cash or cash equivalents on hand and in bank accounts; (b) WLAJ, Inc.'s and/or Granite's prepaid business (including, liability, business interruption and the like) and group insurance premiums; (c) any prepaid expenses for which WLAJ and/or the Broadcasting Assets will not receive a benefit after the Closing; (d) prior to the acquisition thereof by Granite on the Closing Date, the WLAJ Lansing Assets; (e) Excluded WLAJ Assets; (f) Accounts Receivable; (g) assets of Granite and its Affiliates not located in or about Lansing, Michigan and any intellectual property rights used by Granite or its Affiliates for stations other than WLAJ, provided, however, that any such assets or intellectual property rights are not used principally in the operations of WLAJ; and (h) the Contracts and other agreements set forth on Schedules F or 4.9 hereto.

        "Excluded WLAJ Assets" means Excluded WLAJ Assets as defined in the WLAJ Purchase Agreement.

        "FCC" has the meaning set forth in the recitals hereto.

        "FCC Application" has the meaning set forth in Section 3.1 hereof.

        "February Purchase Agreement" has the meaning set forth in the recitals hereto.

        "Final Order" means an order of the FCC granting its consent to the applications referred to in Section 3.1 hereof, which order has become final. For purposes of this Agreement, "final" shall mean action by the FCC: (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended; (b) with respect to which no timely appeal, timely request for stay, or timely petition for rehearing, reconsideration or review by any Person or governmental entity or by the FCC on its motion, is pending; (c) as to which the time for filing any such timely appeal, timely request, timely petition or for the reconsideration or review by the FCC on its own motion, has expired; and (d) under which the transfer of WLAJ Licenses from WLAJ License Inc. to Freedom Broadcasting of Michigan may, at the time of transfer, be transferred without violating or contravening the Communications Act.

        "Financial Information" has the meaning set forth in Section 4.10 hereof.

        "Financial Statements" has the meaning set forth in Section 4.10 hereof.

        "First Union" means First Union National Bank of North Carolina.

        "Freedom Broadcasting of Michigan" means Freedom Broadcasting of Michigan, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Buyer.

        "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of determination, and which are consistently applied.

        "Governmental Authority" means any court or federal, state, municipal or other governmental authority, department, commission, board, agency or instrumentality, foreign or domestic, or any employee or agent thereof.

        "Granite" has the meaning set forth in the recitals hereto.

        "Granite Group" means Granite, WLAJ, Inc., WLAJ License, Inc., WWMT-TV, Inc. and WWMT-TV License, Inc.

        "Guaranty" means the Guaranty and Note Purchase Agreement dated October 17, 1996 among Granite, First Union and Lansing.

        "Hazardous Materials" means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under Section 101(14) of CERCLA; RCRA; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 -2671; the Safe Drinking Water Act, 42 U.S.C. Sections 300f - 300j-ll; the Clean Air Act, as amended, 42 U.S.C. Sections 7401 - 7671q; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 - 1387; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 - 11050; or any similar federal or state laws.

        "HSRA" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as in effect from time to time.

        "Indemnitee" has the meaning set forth in Section 14.7 hereof.

        "Indemnitor" has the meaning set forth in Section 14.7 hereof.

        "Information" has the meaning set forth in Section 19.18 hereof.

        "Initial Order" has the meaning set forth in Section 3.2(a) hereof.

        "Knowledge" means, whenever a phrase herein is qualified by a party's knowledge or a similar phrase, the knowledge of a responsible corporate officer or management personnel after reasonable inquiry and investigation; "actual knowledge" means, whenever a phrase herein is qualified by a party's actual knowledge or a similar phrase, the actual knowledge, without inquiry or investigation, of a responsible corporate officer or management personnel.

        "Lansing" means Lansing 53, Inc., a Michigan corporation.

                  "Liabilities" means all liabilities, obligations, indebtedness, commitments, and any other items constituting

"liabilities" under GAAP, whether direct or indirect, absolute, accrued, contingent, liquidated or unliquidated, or otherwise, asserted or unasserted, including without limitation trade accounts payable; accrued liabilities for payroll or other compensation or benefits and related expenses; obligations or liabilities for Taxes; obligations or liabilities for violations of any law, rule, regulation, order or conditions of permits or licenses; liabilities or obligations relating to claims of libel, slander or other defamation or violations of rights of privacy, rights to protect a likeness or other similar rights; obligations or liabilities relating to infringement of any tradename, trademark, copyright, trade secret or other proprietary or intellectual property right; obligations or liabilities for Environmental Conditions; obligations or liabilities for borrowed money or for the deferred purchase price of property or services; obligations secured by any Encumbrance on or with respect to any property or assets owned by a Person or acquired by a Person subject thereto (whether or not the obligation secured thereby shall have been assumed); obligations under direct or indirect guarantees, and other obligations (contingent or otherwise) to purchase, to provide funds for payment or otherwise acquire property or to assure a creditor against loss, obligations to reimburse the issuer with respect to letters of credit;

liabilities in respect of unfunded accrued vested benefits under any Employee Plan; and any capitalized lease obligations.

        "Loan" means a $12.0 million senior secured loan made by First Union to Lansing and guaranteed by Lansing's stockholder and Granite, pursuant to the terms and conditions of the Loan Agreement.

        "Loan Agreement" means the Credit Agreement, dated October 17, 1996, as amended by that certain First Amendment dated as of October 10, 1997, among First Union and Lansing, and the following documents entered into in connection therewith listed on Schedule G hereto.

        "Network" means CBS, Fox Broadcasting Company, the National Broadcasting Company or the American Broadcasting Company.

        "Notice of Claim" has the meaning set forth in Section 14.7 hereof.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Pension Plan" means an employee pension benefit plan as defined in
Section 3(2) of ERISA.

        "Permitted Encumbrances" has the meaning set forth in Section 4.4.1 hereof.

                  "Person" shall mean any natural person, corporation, partnership, limited liability company, firm, joint venture, joint-stock company, trust, association, unincorporated entity of any kind, trust, governmental or regulatory body or other entity.

        "Pre-Closing Incurred Obligations" has the meaning set forth in Section 2.2.3(a) hereof.


        "Pre-Closing Paid Obligations" has the meaning set forth in Section 2.2.3(a) hereof.

        "Proceeds" has the meaning set forth in Section 10.1 hereof. "Prohibited Business" has the meaning set forth in Section 18.1 hereof.

        "Prohibited Business" has the meaning set forth in Section 18.1 hereof.

        "Prohibited Transaction" has the meaning specified in Sections 406 through 408 of ERISA and Section 4975 of the Code.

        "Prorated Obligations" has the meaning set forth in Section 2.2.3(a) hereof.

        "Proration Statement" has the meaning set forth in Section 2.2.3(a) hereof.

        "Purchase Price" has the meaning set forth in Section 2.2.1 hereof.

        "RCRA" means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 - 6992k, and the regulations thereunder, as in effect from time to time.

        "Retained Liabilities" means all Liabilities and other obligations of any member of the Granite Group which are not

Assumed Obligations or "Assumed Obligations" under the February Purchase Agreement, including but not limited to (except to the extent of Prorated Obligations): (a) any intercompany debts, obligations or Liabilities or any debts, obligations or Liabilities owing from any member of the Granite Group to any of their respective Affiliates; (b) federal, state, local and other Liabilities for Taxes; (c) amounts payable for business (including casualty, liability, business interruption and the like) or group insurance premiums; (d) Liabilities or other obligations under any Employee Plan of any member of the Granite Group or any of their respective Affiliates; (e) any funded indebtedness or other obligations or Liabilities relating to borrowed money; (f) trade or other accounts payable, accrued payroll or other compensation or benefits, and employee sales commissions; (g) credit balances for deferred income Taxes; (h) any Liabilities incurred by the Granite Group with respect to the ownership or operation of WLAJ or the Broadcasting Assets prior to the Closing Date; (i) any Liability or obligation for any breach or default by Sellers under the WLAJ Documents; and (j) any Liability or other obligation which is otherwise specifically retained by Sellers pursuant hereto.

        "Sellers" has the meaning set forth in the recitals hereto.

        "Station Plan" has the meaning set forth in Section 4.9.1 hereof.

        "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, including income, franchise, estimated income, gross receipts, employment, license, payroll, excise, stamp, social security, unemployment, real property, commercial rent, occupancy, personal property, sales, use, transfer and withholding taxes, including interest, penalties and additions in connection therewith, whether disputed or not.

        "TBA Transaction" shall have the meaning set forth in the recitals hereto.

        "Time Brokerage Agreement" means the Time Brokerage Agreement, dated as of October 17, 1996, as amended by that certain First Amendment to Time Brokerage Agreement dated as of September 1997, among Lansing, Lansing's stockholder and Granite.

        "Title Policies" has the meaning set forth in Section 7.1.13(a) hereof.

        "WLAJ" means television station WLAJ-TV, Channel 53, Lansing, Michigan.

        "WLAJ Granite Assets" means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description whether or not carried or reflected on the books of Granite or any Affiliate of Granite, owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement, other than the Excluded Assets, which are expressly excluded from the definition of WLAJ Granite Assets, and, except as otherwise provided in this Agreement, WLAJ Granite Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing Date, including, without limitation (other than Excluded Assets):

            (a) all real property, leasehold interests, estates and improvements of every kind and description, together with all buildings, structures and improvements of every nature located thereon, owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement as of the date hereof (including without limitation those that are set forth in Schedule A-1 hereto) and acquired between the date hereof and the Closing Date;

            (b) all broadcasting and other equipment, office furniture, fixtures, tapes, machinery, office materials and supplies, spare parts, tubes and other tangible personal property of every kind and description owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement on the date hereof, including without limitation those set forth on Schedule B-1 hereto, and any additions, improvements and replacements thereto between the date hereof and the Closing Date, together with all warranties, rights and claims relating to the assets listed in this paragraph (b);

            (c) all Contracts and commitments relating to the business and operations of WLAJ to which any member of the Granite Group is a party, other than those listed on Schedules F or 4.9 hereto, on the date hereof, including without limitation those contracts, agreements and commitments set forth on Schedules A-1 (Owned and Leased Real Property of WLAJ), B-1 (Owned and Leased Tangible Personal Property of WLAJ) and C-1 (Other Operating Contracts of WLAJ) hereto (which Schedules shall also specify those contracts the assignment of which requires third-party consent), together with all contracts, agreements and commitments, that have been entered into between the date hereof and the Closing as expressly permitted by this Agreement;

            (d) the books and records relating to the operation of WLAJ by any member of the Granite Group under the Time Brokerage Agreement;

            (e) all franchises, trademarks, patents, tradenames, service marks, promotional materials, slogans, intellectual property rights and interests, call letters, copyrights in literary property of any kind, know-how jingles and privileges, if any, owned or held and used by or held for use by any member of the Granite Group in connection with its operation of WLAJ under the Time Brokerage Agreement as of the date hereof, including, without limitation, those set forth in Schedule D-1 hereto, and those acquired between the date hereof and the Closing;

            (f) all of Granite's and WLAJ's prepaid expenses useful by Buyer in connection with its operation of WLAJ under the Time Brokerage Agreement after the Closing; and

            (g) as of the acquisition thereof by Granite on the Closing Date, the WLAJ Lansing Assets.

        "WLAJ Documents" means the WLAJ Purchase Agreement, the Time Brokerage Agreement, the Loan Agreement and the Guaranty.

        "WLAJ Employees" has the meaning set forth in Section 4.13 hereof.

        "WLAJ, Inc." means WLAJ, Inc., a Delaware corporation and wholly owned subsidiary of Granite.

        "WLAJ Lansing Assets" means the "Broadcasting Assets" as defined in the WLAJ Purchase Agreement, except to the extent the same have been replaced by WLAJ Granite Assets or to the extent such assets are no longer needed in the operation of WLAJ.

        "WLAJ Licenses" means all licenses, permits and authorizations issued or granted by the FCC for the ownership and operation of WLAJ and all applications therefor, all of which are listed on Schedule E-1 hereto, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing.

        "WLAJ Purchase Agreement" means the Purchase and Sale Agreement, between Granite, Lansing and Lansing's stockholder dated as of October 17, 1996, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 1997.

        "WLAJ Transaction Matters" has the meaning set forth in Section 20.1 hereto.

        "WWMT" means the CBS affiliate serving the Grand Rapids-Kalamazoo-Battle Creek, Michigan television market.

        "WWMT Assets" has the meaning set forth in the February Purchase Agreement.

        "WWMT-TV License, Inc." has the meaning set forth in the recitals hereto.

        1.2 Accounting Terms. All terms of an accounting nature not specifically defined herein shall have the respective meanings given to them under GAAP.

        1.3 Other Definition Provisions. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

     2. Purchase of Broadcasting Assets, Purchase Price and Method of Payment.

        2.1 Purchase of Broadcasting Assets Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing:

            (a) The members of the Granite Group shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the members of the Granite Group, all of their respective rights, title and interests in the Broadcasting Assets (excluding the WLAJ Licenses);

            (b) WLAJ License, Inc. shall assign and deliver to Buyer, and Buyer shall accept assignment from WLAJ License, Inc. of, the WLAJ Licenses;

            (c) Sellers and WLAJ License, Inc. shall transfer and deliver to Buyer, and Buyer shall assume, the Assumed Obligations in accordance with
Section 2.4 hereof.

The Closing shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036, or such other place as Buyer and Granite may agree.

    2.2 Consideration; Adjustment; Allocation of Purchase Price.

        2.2.1 Purchase Price. For and in full consideration of the assignments, conveyances, and transfers described herein Buyer shall pay to Granite an amount equal to the sum of Eighteen Million and Nine Hundred Thousand Dollars ($18,900,000.00)(the "Base Price"), adjusted as provided in Sections 2.2.2 and
2.2.3 below (the "Purchase Price").

        2.2.2 Prorations. The Base Price shall be increased or decreased as required to effectuate the proration as of the Closing Date of operating expenses incurred in the ordinary course of business and arising from the operations of WLAJ by the Granite Group. Such expenses shall include tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the Broadcasting Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, employee compensation and related Taxes, and similar prepaid and deferred items, shall be prorated between Buyer and Granite in accordance with the principle that Granite shall be responsible for all expenses, costs and Liabilities allocable to the operation or ownership of WLAJ by any member of the Granite Group for the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and Liabilities allocable to the operation of WLAJ by Buyer for the period after and including the Closing Date as determined in accordance with Section 2.2.3 below, subject to the following:

            (a) Payments due under film or programming license agreements for the month in which the Closing occurs shall be prorated based on the number of days in such month on or before the Closing Date and the number of days in such month after and including the Closing Date.

            (b) There shall be no adjustment for any difference between the value of the goods or services to be received by any member of the Granite Group as of the Closing under trade or barter agreements relating to WLAJ and the value of any advertising time remaining to be run by any member of the Granite Group as of the Closing under trade or barter agreements relating to WLAJ, provided such agreements and the remaining advertising obligations thereunder are in all material respects disclosed to Buyer on Schedule 2.2.2.

            (c) Real and personal property taxes shall be prorated based upon the latest available tax information from the applicable Governmental Authorities according to the fiscal years of the respective Governmental Authorities for which the taxes are collected.

            (d) No intercompany expenses shall constitute Prorated Obligations.

        2.2.3 Manner of Determining Prorations. The Purchase Price, taking into account the adjustments and prorations outlined in Section 2.2.2, shall be determined in accordance with the following procedures:

            (a) Prorated Obligations. Granite shall, no later than five (5) business days prior to the Closing Date, prepare a document (the "Proration Statement"), a copy of the form of which is to be delivered by Granite not less than five days prior to the Closing for Buyer's review and approval, listing by item, all of the expenses, costs, obligations and other Liabilities of WLAJ of the type identified in Section 2.2.2 that are attributable solely to the operation of WLAJ, either in whole or in part, during the period on or after the Closing Date ("Prorated Obligations") but either payable in advance prior to the Closing Date or in arrears after the Closing Date. For each Prorated Obligation, there shall be listed (i) the estimated aggregate amount thereof remaining to be paid on or after the Closing Date, (ii) the amount of such Prorated Obligation incurred by Sellers, attributable to operation of WLAJ prior to the Closing Date ("Pre-Closing Incurred Obligations") and (iii) the actual amount paid by Sellers with respect to such Prorated Obligation prior to Closing ("Pre-Closing Paid Obligations").

            (b) Closing Adjustment. The Purchase Price paid to Granite shall be adjusted on an estimated basis at Closing based upon the Proration Statement to the extent agreed to by the parties (with a final adjustment to be completed in accordance with Section 2.2.3(c) below): (i) upward dollar-for-dollar by the amount, if any, by which Pre-Closing Paid Obligations exceed Pre-Closing Incurred Obligations; or (ii) downward dollar-for-dollar by the amount, if any, by which, Pre-Closing Incurred Obligations exceed Pre-Closing Paid Obligations. To the extent of any disagreements by the parties as to Prorated Obligations, such disputes shall be resolved as part of the Post-Closing Adjustment under
Section 2.2.3(c).

            (c) Post-Closing Adjustment.

                (i) As promptly as possible after the Closing, but in any event not later than sixty (60) days after the Closing Date, Buyer shall deliver to Granite a statement setting forth Buyer's determination of the Purchase

Price and the calculation thereof pursuant to Section 2.2.3(b). Buyer's statement shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.2.3(b), and such other information as may be reasonably requested by Granite. If Granite disputes the amount of the Purchase Price determined by Buyer, it shall deliver to Buyer within thirty (30) days after their receipt of Buyer's statement a statement setting forth its determination of the amount of the Purchase Price. If Granite notifies Buyer of its acceptance of Buyer's statement, or if Granite fails to deliver its statement within the thirty-day period specified in the preceding sentence, Buyer's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of the thirty-day period. To the extent a Purchase Price adjustment payment by one party to the other is not in dispute, such payment shall be made within five (5) business days after the determination of the amount due by wire transfer to an account designated by the receiving party.

                (ii) Buyer and Granite shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within thirty (30) days following the delivery of Granite's statement pursuant to Section 2.2.3(c)(i),

Buyer and Granite shall jointly designate an independent public accounting firm of national stature acceptable to Granite and Buyer, which firm shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute. The accounting firm's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any Purchase Price adjustment payment by one party to the other determined under this Section 2.2.3(c)(ii)shall be made within five (5) business days after the determination of the amount by the independent public accounting firm by wire transfer to an account designated by the receiving party. Any fees of this firm shall be split equally between Buyer and Granite.

        2.2.4 Allocation of Purchase Price. The parties hereby agree that, except as otherwise specifically provided herein, for tax purposes they shall allocate the Purchase Price among the Broadcasting Assets in accordance with their respective fair market values, and that they will comply with the applicable information reporting requirements of Section 1060 of the Code and the regulations promulgated thereunder. Buyer and Granite shall report the allocations consistently, to the extent permitted by law, on Internal Revenue Form 8594, which the parties shall cooperate in preparing and which the parties will timely file with the Internal Revenue Service. Within thirty (30) days after the Closing Date, Granite shall deliver to Buyer an initial schedule setting forth a complete listing of the Broadcasting Assets delivered to Buyer at the Closing, the book values and accumulated tax and book depreciation for such assets as of December 31, 1997 and as of the Closing Date and an allocation of Purchase Price among such Broadcasting Assets. Such allocation shall be final and binding upon Sellers and Buyer unless within 20 business days of receipt thereof Buyer gives written notice to Granite that it does not consent to such allocation. If Buyer notifies Granite within such 20-day period that it is withholding its consent, Granite and Buyer will use good faith efforts to resolve any disagreements. If Granite and Buyer cannot thereafter reach agreement on an allocation within 30 days, Buyer and Granite shall cause an appraisal of the Broadcasting Assets to be performed and completed by Harrison, Bond & Picarro or such other appraisal firm as Granite and Buyer shall mutually designate, with expenses in connection with such appraisal to be borne equally by Granite and Buyer. Such appraisal shall comply in all respects with the applicable requirements of Section 1060 of the Code and the regulations promulgated thereunder and shall be binding on the parties for the purpose of allocating the Purchase Price among the

Broadcasting Assets. Each of the parties shall be entitled to discuss the methods and procedures to be used by and to review the working papers of such appraisal firm.

        2.3 Accounts Receivable. On the Closing Date, Granite shall deliver a statement listing all Accounts Receivable. During the period commencing with the Closing Date and ending the 180th calendar day after the Closing Date, Buyer shall use commercially reasonable collection efforts to collect the Accounts Receivable consistent with its practices for collection of its accounts receivable; provided, however, that Buyer shall not be obligated to institute any litigation or engage any collection agents or services, or incur any out-of-pocket expenses (outside the ordinary course of business), in connection with the collection of the Accounts Receivable. Buyer shall account to Granite and remit to Granite all amounts collected by Buyer with respect to the Accounts Receivable in accordance with the following schedule: (a) on or before the twentieth (20th) day of the first complete calendar month after the Closing Date, remit all amounts collected up to the end of the previous month and the Persons from whom such amounts were collected; and (b) on or before the twentieth (20th) day of each succeeding month, remit all amounts collected during the month previous thereto and the Persons from whom such amounts were collected. With each remittance, Buyer shall furnish a statement of the amounts collected and the Persons from whom such amounts were collected. In the absence of a specific remittance advice accompanying payment identifying the receivable to which a payment relates, collections from an Accounts Receivable debtor shall be allocated to the oldest outstanding Accounts Receivable of such debtor before applying any of such amounts to pay any other obligation of such debtor to Buyer.

        Buyer's obligation to collect the Accounts Receivable shall expire as of midnight on the 180th day following the Closing Date. Within fifteen (15) business days thereafter, Buyer shall remit to Granite all amounts collected from the Closing Date until the date thereof to the extent not previously remitted to Granite. Upon expiration of the Buyer's collection obligation under this Section 2.3, Buyer shall turn over to Granite all documents and records evidencing the Accounts Receivable which were paid to Granite hereunder and which remain uncollected and Granite shall assume responsibility for collection of any remaining Accounts Receivable for its own account.

        2.4 Assumption of Liabilities.

            2.4.1 Limitation on Assumption of Obligations. Except as set forth in Section 2.4.2 below, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any Liabilities or obligations of any member of the Granite Group, WLAJ or Lansing of any nature whatsoever.

            2.4.2 Assumed Obligations Relating to WLAJ. Subject to the provisions of Section 2.4.3 below, at the Closing, Buyer shall assume and timely pay or perform the following obligations (collectively the "Assumed Obligations"): (a) excluding any Liabilities for defaults or breaches by any member of the Granite Group, WLAJ or Lansing thereunder prior to the Closing or any default or breach by any member of the Granite Group, WLAJ or Lansing arising as a result of the consummation of the transactions contemplated hereby, the obligations of any member of the Granite Group arising subsequent to, and relating solely to, the operations of WLAJ on or after the Closing Date, under
(i) all contracts, agreements, commitments and leases of any member of the Granite Group or Lansing or by which a member of the Granite Group or Lansing is bound, in effect as of the date hereof which are included in the Broadcasting Assets and set forth on Schedules A-1, B-1 and C-1, (ii) all contracts, agreements, commitments, leases and amendments, renewals and other modifications thereof which are entered into by any member of the Granite Group in connection with the operations of WLAJ between the date hereof and the Closing as permitted by and subject to the terms of this Agreement and (iii) all contracts, agreements and commitments of the members of the Granite Group or by which a member of the Granite Group or Lansing is bound, not required by the terms of
Section 4.7 hereof to be listed on Schedules A-1, B-1 or C-1; (b) any Liabilities incurred with respect to the operation of WLAJ on or after the Closing Date; and (c) any Prorated Obligations allocated to Buyer. It is understood and agreed that Assumed Obligations shall not include any Retained Liabilities.

            2.4.3 Substitution Where Not Transferable. If the members of the Granite Group shall be unable, on or prior to the Closing, to obtain a consent necessary for the assignment of its title to, interest in and rights under any Contract to be assigned hereunder, then Granite and Buyer will cooperate to enter into a reasonable arrangement designed to enable the applicable member of the Granite Group (as applicable) to perform its obligations thereunder, and to provide for the assumption and recognition by Buyer of the benefits, risks and burdens of, any such Contract, including, if requested by Buyer, enforcement at the cost and for the account of Buyer of any and all rights of the applicable member of the Granite Group against the other party thereto arising out of the future cancellation thereof after the Closing by such other party; provided, that, Buyer shall not be required to enter into, or to accept as a substitute for performance by any member of the Granite Group hereunder, any arrangement which would impose any additional material cost, expense or Liability on Buyer, or would deprive Buyer of any material benefits or profits contemplated under such Contract. As and when after the Closing Date, title to, interest in and rights under any such Contract become transferable, the assignment to Buyer by the applicable member of the Granite Group of any title to, interest in and rights under such Contract shall be deemed effective at the time such consent or approval is effective, without any further action by Buyer or any member of the Granite Group.

        2.5 Acquisition of WLAJ.

            2.5.1 Acquisition. It is the intent and desire of the parties hereto that, immediately prior to the Closing, Granite shall close the transactions contemplated by the WLAJ Purchase Agreement and that Buyer shall then acquire the WLAJ Lansing Assets, including the WLAJ Licenses, from Granite. Granite shall use commercially reasonable efforts to obtain the FCC's Final Order to the assignment of the WLAJ Licenses to Granite from Lansing and to close the transactions contemplated by the WLAJ Purchase Agreement on or prior to the Closing.

            2.5.2 TBA Transfer. Notwithstanding anything to the contrary contained herein or in the February Purchase

Agreement other than Section 2.5.3(b) hereof, in the event Granite has not acquired the WLAJ Lansing Assets, including the WLAJ Licenses, prior to August 4, 1998 and all conditions to Closing in Section 7.1 hereof shall have been met or waived by Buyer (other than obtaining a Final Order, and other than any other conditions, representations, warranties, covenants and agreements that will not be satisfied or accurate, by reason of the fact that the TBA Transaction will occur in lieu of Granite acquiring the WLAJ Lansing Assets and subsequently transferring the WLAJ Lansing Assets and WLAJ Licenses to Freedom), with the TBA Transaction being deemed the transactions contemplated hereby for purpose of satisfaction of such closing condition, Granite shall be entitled (if Buyer has not prior thereto, by written notice to Granite, waived the Closing condition that a Final Order be obtained as permitted by this Agreement), upon two (2) business days' written notice (which notice may not be given prior to August 5, 1998 without the written consent of Buyer), to require the parties to consummate the TBA Transaction, in lieu of the transfer of the Broadcasting Assets. In such event, this Agreement shall be deemed amended to reflect the foregoing, with such changes that shall be agreed upon by the parties and that are reasonable under the circumstances, and the parties shall enter into a formal written amendment of this Agreement to reflect the foregoing. Such amendment shall include the following:

            (i) The Base Price shall be Negative Five Hundred Thousand Dollars (-$500,000.00) and Granite shall pay to Freedom $500,000, subject to adjustment as provided in 2.2.3 hereof; and

            (ii) The representations, warranties, agreements, conditions and covenants of the Granite Group shall be modified in a manner to reflect that Granite will not own the WLAJ Lansing Assets at the time of Closing, but will transfer the WLAJ Granite Assets to Buyer and consummate the TBA Transaction.

        2.5.3 Signal Modification.

            (a) The parties acknowledge that: (i) a condition required to implement the Initial Order is that the broadcast signal of WLAJ be modified in accordance with outstanding construction Permit File No. BPCT-960528KG (the "Facilities Modification"); and (ii) as of the date hereof, the signal has yet to be so modified. The parties agree to use commercially reasonable efforts (with the costs therefore to be incurred by Granite) to obtain the Facilities Modification or, if the Facilities Modification is no longer technologically feasible, to obtain an appropriate modification to the facilities of WLAJ resulting in signal coverage substantially similar to that which would result from the Facilities Modification (an "Alternative Modification") and that enables the assignment of the WLAJ Licenses to Freedom Broadcasting of Michigan (the "License Transfer") to occur. In no event shall failure to obtain the Signal Modification or the Alternative Modification be deemed a breach of this Agreement by any party hereto, if such party is using commercially reasonable efforts to obtain the Signal Modification or an Alternative Modification.

            (b) In the event the License Transfer can not be accomplished because it is prohibited under the Communications Act or inconsistent with the Final Order due solely to the inability to accomplish the Facilities Modification or an Alternative Modification, then, until December 15, 1998, Granite shall be prohibited from exercising its right, under Section 2.5.2 of the Agreement, to effect the TBA Transaction.

     3. FCC Consent.

        3.1 Application and Request. The parties acknowledge that they have filed with the FCC a complete and accurate application requesting the consent of the FCC to the assignment of the WLAJ Licenses to Freedom Broadcasting of Michigan (as amended, the "FCC Application"). Each party shall notify the other parties hereto in the event it becomes aware of any other facts, actions, communications, or occurrences that might directly or indirectly affect the parties' intent or ability to effect prompt FCC final approval of the transactions contemplated by this Agreement. The parties hereto shall with respect to WLAJ diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, provide any additional information reasonably required or requested by the FCC, and otherwise use their commercially reasonable efforts to obtain promptly the requested consent and approval of the applications by the FCC. Buyer, Granite and WLAJ, Inc. shall oppose any petitions to deny or other objections filed with respect to the FCC Application; provided, however, that neither Buyer, Granite nor WLAJ, Inc. shall have any obligation to participate in an evidentiary hearing on the FCC Applications. At any party's option, Buyer, Granite, WLAJ License, Inc. and WLAJ, Inc. shall appeal or otherwise seek review of any action of the FCC denying the FCC Application, by filing an appropriate request for appeal or review with the FCC or a court of competent jurisdiction, as the case may be.

        3.2 Final FCC Order. The parties: (a) acknowledge that the FCC has granted an order consenting to the assignment of the WLAJ Licenses to Freedom Broadcasting of Michigan which is satisfactory to the parties (the "Initial Order"); and

(b) agree that said order having become a Final Order shall be a condition to closing of the transactions contemplated hereby; provided that Buyer may waive the condition to closing contained in Section 3.2(b) if the transfer of the WLAJ Licenses to Freedom Broadcasting of Michigan may be consummated without violating or contravening the Communications Act.

     4. Representations and Warranties of Granite. Each member of the Granite Group, jointly and severally with the other members of the Granite Group, represent and warrant to Buyer that:

        4.1 Organization and Standing. Each member of the Granite Group: (a) is duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware; (b) has the requisite corporate power and authority to enter into and perform this Agreement, and to own, lease and operate its business and assets (including the Broadcasting Assets) and to carry on its business as now being conducted under its existing agreements and to perform the obligations required to be performed by it hereunder to consummate the transactions contemplated hereby; (c) is duly qualified to do business in every jurisdiction in which the nature of the business of WLAJ conducted by any member of the Granite Group under the Time Brokerage Agreement requires such qualification, except where the failure to so qualify would not materially adversely affect WLAJ or the Broadcasting Assets; (d) owns none of the WLAJ Granite Assets and conducts none of the business or operations of WLAJ under the Time Brokerage Agreement through any Person other than Granite, WLAJ License, Inc. and WLAJ, Inc.; and (e) at the Closing, will not own any of the WLAJ Lansing Assets and will not conduct the business or operations of WLAJ under the Time Brokerage Agreement through any Person other than Granite, WLAJ License, Inc. and WLAJ, Inc. All of the issued and outstanding capital stock of WWMT-TV, Inc. and WLAJ, Inc., respectively, is owned by Granite, and all of the issued and outstanding capital stock of WWMT-TV License, Inc. and WLAJ License, Inc., respectively are owned by WWMT-TV, Inc. and WLAJ, Inc., respectively. Since its inception, WLAJ, Inc.'s sole business and operations have consisted of certain operations related to WLAJ.

        4.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by each member of the Granite Group are within the corporate powers of each such member and have been duly and validly authorized by all necessary corporate action on the part of each member of the Granite Group. This Agreement has been duly executed and delivered by each member of the Granite Group and constitutes a valid and binding agreement of each member of the Granite Group enforceable against each member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors rights generally and the exercise of judicial discretion in accordance with general equitable principles.

     4.3 No Contravention; Consents.

         4.3.1 No Contravention. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by each member of the Granite Group do not and will not, after the giving of notice, or the lapse of time, or otherwise:
(a) conflict with, result in a breach of the terms of or contravene, the Certificate of Incorporation or Bylaws of any member of the Granite Group or any other document relating to a member of the Granite Group's governance; (b) result in the breach of, or constitute a default under, conflict with or result in the termination of any material agreement or other instrument to which any member of the Granite Group is a party or by which the property of any member of the Granite Group is bound or materially affected or result in the creation of any Encumbrance upon any of the Broadcasting Assets or the WLAJ Licenses (after giving effect to any consents and waivers set forth in Schedule

4.3.1); or (c) violate or conflict with in any material manner any laws, regulations, orders or judgments applicable to any member of the Granite Group or any of their respective assets, including the Communications Act.

         4.3.2 Consents. Except as set forth in Schedule 4.3.1 or as required under the Communications Act or HSRA, no member of the Granite Group is required to submit any notice, report or other filing with, or obtain any consent, approval, authorization or waiver from, any Government Authority or other Person (other than with respect to agreements not required to be listed on Schedule 4.7 hereto) in connection with the execution, delivery or performance by each member of the Granite Group of this Agreement or any of the transactions contemplated hereby.

        4.4 Title to Assets.

        4.4.1 Real Property.

            (a) On the Closing Date, a member of the Granite Group will have and will convey to Buyer marketable fee or leasehold title as applicable to all the real property to be transferred by it hereunder (which conveyances, collectively, will include all right, title and interest of the members of the Granite Group in all real property included in the Broadcasting Assets), free and clear of all mortgages, security interests, pledges, claims, liens, charges, covenants, easements, rights of way, restrictions, encroachments, leases, or any other encumbrances (collectively, "Encumbrances"), except for and subject only to: (i) liens for current real estate and other Taxes (A) not yet due and payable and which are Prorated Obligations, or (B) that the taxpayer is contesting in good faith through appropriate proceedings and which constitute Retained Liabilities or Prorated Obligations; (ii) liens created by statute securing the claims of materialmen, landlords and like Persons incurred in the ordinary course of business and provided payment is not yet delinquent and the underlying Liabilities or obligations with respect to such liens constitute Retained Liabilities or Prorated Obligations; (iii) covenants, conditions, restrictions, easements or other minor imperfections (other than any such covenant, condition, restriction or imperfection that could be satisfied by its terms solely by the payment of money) that individually or in the aggregate do not materially detract from, or materially interfere with the present use or present value of the properties or assets subject thereto or affected thereby or otherwise materially impair the assets, business or financial condition of WLAJ or the Broadcasting Assets or affect the marketability of the properties subject thereto in any material respect; (iv) those matters set forth on Schedule A-1, including the leases listed thereon (whether as lessor or lessee) or the Commitments; and (v) Encumbrances to be released in satisfaction of Section
7.1.14 hereof (collectively, "Permitted Encumbrances").

            (b) Schedule A-1 sets forth: (i) all real estate owned or leased by any member of the Granite Group or used by a member of the Granite Group under the Time Brokerage Agreement which is used in the operations of WLAJ or is included in the Broadcasting Assets; and (ii) the nature of the right, title or interest each member of the Granite Group has in such real estate as of the date hereof. Except as disclosed in Schedule A-1, none of the buildings, structures or improvements located on any real estate owned or leased by any member of the Granite Group which relates to the operations of WLAJ encroaches on any adjoining real estate, nor, to the knowledge of any member of the Granite Group, does any adjoining real estate encroach on real estate owned or leased by any member of the Granite Group. There is no condemnation action or proceeding pending or, to the actual knowledge of any member of the Granite Group, threatened, with respect to real estate identified on Schedule A-1 or any such building, structure or improvement. Such real estate has available to it all parking, utilities and access and all zoning permits and other use approvals required for the operation of the business of WLAJ, as applicable, and activities thereon as presently conducted.

        4.4.2 Tangible Personal Property. On the Closing Date, a member of the Granite Group will have and will convey to Buyer marketable title to all the tangible personal property to be transferred by it hereunder (which transfers, collectively, will include all right, title and interest of the members of the Granite Group in all tangible personal property included in the Broadcasting Assets) , in each case free and clear of all Encumbrances, except for and subject only to Permitted Encumbrances.

        4.4.3 Assets Sufficient. The Broadcasting Assets include all assets (other than Excluded Assets and WWMT Assets) that are used in the conduct of the business and operations of WLAJ as presently conducted, and the Broadcasting Assets include all assets necessary to the conduct of the business and operations of WLAJ as presently conducted.

        4.5 Condition of Assets. The Broadcasting Assets described in paragraphs
(a) and (b) of the definition of "WLAJ Granite Assets" and the real and tangible personal property included in the WLAJ Lansing Assets, are in the possession of Granite, WLAJ, Inc. or Lansing and in good operating condition and repair, ordinary wear and tear excepted (except as set forth in Schedule 4.5), are suitable for the uses and purposes for which they are being used or intended, and are used, located, constructed and occupied in material compliance with all applicable federal, state and local statutes, ordinances and regulations, but excluding the rules and regulations of the FCC (which are the subject of Section 4.6 hereof) and Environmental Laws (which are the subject of Section 4.16 hereof). No member of the Granite Group has any actual knowledge or has received any notice that such properties and/or assets or the present use thereof by the Granite Group are in violation in any material respect of applicable statutes, ordinances and regulations.

     No member of the Granite Group has actual knowledge of any defect or any condition relating to any transmission tower owned, operated, used or leased by any member of the Granite Group relating to WLAJ that would or may materially and adversely affect the proper anchoring or securing thereof, the structural soundness thereof, or the conformance thereof in all material respects with generally accepted engineering standards of the television broadcasting industry applicable to transmission towers.

     The summary of the capital expenditures incurred by members of the Granite Group for WLAJ for calendar years 1996 and 1997, as set forth in Schedule 4.5.2 is true and complete in all material respects.

        4.6 Licenses and Authorizations.

            4.6.1 Licenses. Schedule E-1 hereto contain a true and complete list of all WLAJ Licenses and all other material licenses, permits and authorizations under federal (including the Communications Act), state or local law and all other rights, franchises, privileges, immunities, approvals, licenses, permits and authorizations required by the Granite Group to carry on the operation of the business of WLAJ as now conducted. Lansing, WLAJ, Inc., WLAJ License, Inc. or Granite is the authorized and legal holder of all of the foregoing.

            4.6.2 Authorizations. The WLAJ Licenses and all other items identified in Section 4.6.1 are valid and in full force and effect, and have been complied with in all material respects. To the knowledge of each member of the Granite Group, there is no investigation, notice of investigation, violation, order, complaint, action or other proceeding pending or, to their actual knowledge, threatened before the FCC or any other governmental authority to vacate, revoke, refuse to renew or modify such licenses or other authorizations of WLAJ or which could in any manner materially threaten or adversely affect the WLAJ Licenses or the operations of WLAJ as presently conducted.

To the actual knowledge of each member of the Granite Group, no event has occurred which permits, or after notice or lapse of time would permit, the revocation or termination of any WLAJ License or the imposition of any restriction thereon of such a nature as may materially limit the business or operations of WLAJ as now conducted. No member of the Granite Group has actual knowledge of any event or proceeding arising from or concerning the operation of WLAJ that would cause the FCC not to renew any WLAJ License if such license were expiring on the date hereof.

                  4.7 Contracts. Schedules A-1, B-1 and C-1 contain a true and complete list of all contracts, leases, national and local advertising representation agreements, employment agreements and other agreements and commitments of every nature in full force and effect as of the date of execution of this Agreement to which any member of the Granite Group or, to our knowledge, Lansing is a party or is bound, written or otherwise, constituting part of the Broadcasting Assets or the Assumed Obligations (collectively, the "Contracts"), except (a) contracts entered into by any member of the Granite Group or Lansing in the ordinary course of its business for the provision of immaterial incidental services to WLAJ (such as cleaning, landscaping, copier and similar contracts) that are terminable by a member of the Granite Group on thirty (30) days' notice and without material obligations, (b) contracts entered into by any member of the Granite Group, or by Lansing of which no member of the Granite Group is aware, in the ordinary course of business of WLAJ providing for aggregate payments of less than $5,000 over the remaining term thereof and (iii) contracts entered into in accordance with the terms of Section 6.1.11 hereof. No member of the Granite Group, nor, to the actual knowledge of each member of the Granite Group, any other party to the Contracts, is in material default under any of the Contracts, and to the actual knowledge of each member of the Granite Group, no event, occurrence or condition exists which with the giving of notice, would become a material default thereunder. No member of the Granite Group has released or waived (by action or inaction) any material rights under any of the Contracts. All such Contracts are in full force and effect and valid and binding and enforceable against the members of the Granite Group (as applicable) and, to the actual knowledge of each member of the Granite Group, the other parties thereto in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally. As of the Closing Date, no member of the Granite Group will have assigned any of its rights under any of the Contracts and, subject to the qualification contained in the preceding sentence, will in no way be restricted from enforcing its material rights thereunder. True and complete copies of all Contracts and all amendments and modifications thereto listed in the Schedules hereto have been delivered or made available to Buyer. Granite or WLAJ, Inc., with respect to WLAJ, has the right to the quiet enjoyment of all of its leased real and personal property relating to WLAJ in accordance with the terms of the lease agreements governing such leased real or personal property.

                  4.8 Franchises, Trademarks and Trade Names. All material franchises, trademarks, patents, tradenames, intellectual property, service marks, promotional materials, slogans, know-how, call letters, telephone numbers, copyrights in literary property of any kind, jingles, privileges and other intellectual property rights held by any member of the Granite Group or, to our knowledge, Lansing with respect to WLAJ which are included in the Broadcasting Assets are set forth on Schedule D-1 hereto, are owned by a member of the Granite Group or Lansing or are licensed for their use. No other franchises, trademarks, patents, tradenames, intellectual property, service marks, brand names, copyrights, privileges or other intellectual property rights material to the operations of the business of WLAJ are necessary for the operation of the business of WLAJ as presently conducted. To the actual knowledge of each member of the Granite Group, the operations of WLAJ by any member of the Granite Group under the Time Brokerage Agreement and their properties utilized in connection with the business of WLAJ, as presently owned and operated, do not infringe in any material respect upon or conflict in any material respect with any franchise, patent, trademark, tradename, service mark, brand name, copyright, trade secret or other intellectual property rights of any other Person and, to the actual knowledge of each member of the Granite Group, no other Person is infringing in any material respect upon any such rights with respect to WLAJ.

        4.9 Employee Plans; ERISA.

            4.9.1 Station Plans. Each Employee Plan (a) in which or to which, at any time, any employee or former employee of Granite (as to WLAJ Employees), WWMT-TV, Inc. (as to WLAJ Employees), WWMT-TV License, Inc. (as to WLAJ Employees) or any other member of the Granite Group has participated or been a party or bound and (b) (i) which has at any time been sponsored or maintained by any member of the Granite Group, any other member of the Controlled Group, (ii) to which any member of the Granite Group or any other member of the Controlled Group has at any time contributed or had or may have had an obligation to contribute or (iii) to which any member of the Granite Group or any other member of the Controlled Group has been a party or bound (each such plan described in (a) or (b) is referred to individually as a "Station Plan" and collectively as the "Station Plans") is listed on Schedule 4.9.

            4.9.2 Compliance With Laws. All Station Plans have been administered in accordance with their terms and are in compliance with ERISA, the Code and all other applicable laws, rules and regulations in all material respects. No member of the Granite Group and no member of the Controlled Group has maintained, contributed to or had an obligation to contribute to any Employee Plan, nor any similar predecessor plan, that is subject to Title IV of ERISA. No "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Station Plan. No litigation or administrative or other proceedings involving a Station Plan is pending or, to the actual knowledge of each member of the Granite Group, threatened. Neither the consummation of the transactions contemplated by this Agreement nor the employment by Buyer of any Business Employee will result in any liability to Buyer or the

Broadcasting Assets for Taxes, penalties, interest or any other Liability or obligation resulting from any Station Plan.

            4.9.3 Multiemployer Plans. No member of the Granite Group and no member of the Controlled Group has maintained or contributed to any Station Plan, or any similar predecessor plan, which is a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, which covers, is maintained for the benefit of or relates to any of the employees of Granite (as to the WLAJ Employees) or of any other member of the Granite Group.

            4.9.4 Group Health Plan. Each Station Plan which is a group health plan (as such term is defined in Code Section 4980B(g)) complies and has complied in all material respects with the applicable requirements of Code
Section 4980B, Title XXII of the Public Health Service Act and the Social Security Act.

            4.9.5 Post-Employment Obligations. Except as described in Schedule
4.9 or as required pursuant to Code Section 4980B, no member of the Granite Group nor any Affiliate thereof provides and has any obligation to provide continuing health, life, or other insurance coverage to former employees of Granite (with respect to the WLAJ Employees),any other member of the Granite Group or WLAJ following their termination or retirement.

            4.9.6 Delivery. True and complete copies of all Station Plans and all amendments and modifications thereto have been delivered to Buyer, and all summaries, descriptions and other materials furnished to Buyer in respect of such Employee Plan are accurate in all material respects and, in the case of summaries and descriptions, cover all material terms of the Employee Plan to which they relate.

       4.10 Financial Statements; Liabilities.

            4.10.1 Financial Statements. The: (a) compiled unaudited balance sheet and the related statements of operations: (i) of WLAJ, Inc. and Granite (with respect to WLAJ) as of and for the fiscal year ended December 31, 1997 and as of and for the six month period ended June 30, 1998; (ii) of WLAJ, Inc. as of and for the fiscal year ended December 31, 1996; and (iii) of Granite (with respect to WLAJ) as of and for the three month period ended December 31, 1996; and (b) the interim unaudited financial statements of WLAJ, Inc. delivered and to be delivered pursuant to Section 6.1.8 hereof (the statements referred to in (a) and (b) above being collectively, the "Financial Statements") in each instance were (or will be in the case of a future delivery) prepared in accordance with GAAP, other than the lack of footnotes, allocations with respect to services performed by Affiliates and, in the case of interim financials, year end adjustments. The Financial Statements referred to in the preceding sentence of this Section 4.10 (hereinafter, collectively referred to as the "Financial Information") are attached hereto as Schedule 4.10.1 (to the extent prepared as of the date hereof) and are and will be (to the extent to be prepared and delivered in the future pursuant to Section 6.1.8), true and correct in all material respects, fairly present the financial condition and results of operations of WLAJ, Inc., WLAJ License, Inc. and Granite (with respect to WLAJ) as of the dates and for the periods indicated and have been and will be certified by a responsible financial officer of Granite as to the foregoing requirements. From December 31, 1997 until the date hereof, there have been no material adverse changes in the business, operations or condition, financial or otherwise, of WLAJ, Inc., WLAJ, the WLAJ Granite Assets or the WLAJ Lansing Assets, taken as a whole.

            4.10.2 Liabilities. Except as set forth in Schedule 4.10.2, as reflected or reserved against in the balance sheets included in the Financial Information or liabilities incurred in the ordinary course of business since the date of the latest balance sheet included in the Financial Information, there are no Liabilities of the Granite Group relating to WLAJ of a nature required to be reflected in financial statements prepared in accordance with GAAP.

       4.11 Litigation; Compliance.

            4.11.1 Litigation. Except for administrative rulemaking, legislation or other proceedings of applicability to the broadcast industry generally or any segment thereof in which any member of the Granite Group operates and except as set forth on Schedule 4.11: (a) there is no civil, criminal or administrative action, notice of apparent violation, notice of apparent liability, suit, demand, claim, complaint, hearing, litigation, action, proceeding or investigation of any nature pending and, to the actual knowledge of each member of the Granite Group, no such matter is threatened, against any member of the Granite Group or the WLAJ Granite Assets, or, to the actual knowledge of each member of the Granite Group, Lansing, the WLAJ Lansing Assets or affecting the same, which: (i) might reasonably result in a material adverse effect upon the business or operations or condition, financial or otherwise, of WWMT, WLAJ or the Broadcasting Assets, taken as a whole, (ii) seeks to enjoin, prohibit or otherwise challenge, or would affect any member of the Granite Group's or, to the actual knowledge of each member of the Granite Group, Lansing's ability to consummate, the transactions contemplated hereby or (iii) might reasonably result in a material adverse effect on the enjoyment and use by Buyer of the Broadcasting Assets; and (b) no writ, injunction, judgment, award, order or decree has been rendered affecting any member of the Granite Group, WLAJ or the Broadcasting Assets (or, to the actual knowledge of each member of the Granite Group, Lansing), which might reasonably result in a material adverse effect upon the business or operations or condition, financial or otherwise, of any member of the Granite Group (which shall include Granite only with respect WWMT and WLAJ), WWMT, WLAJ, the WLAJ Licenses or the Broadcasting Assets, taken as a whole.

            4.11.2 Violations. Neither any member of the Granite Group nor, to the actual knowledge of any member of the Granite Group, Lansing, has violated or is in default under any order, law, rule, regulation, ordinance, policy, judgment, writ or decree of the FCC or any other Governmental
Authority in any respect which might materially adversely affect the business or operations or condition, financial or otherwise, of any member of the Granite Group (which shall include Granite only with respect WWMT and WLAJ) WWMT, WLAJ, the WLAJ Licenses, or the Broadcasting Assets, taken as a whole.
All returns, notices, reports, statements or other filings currently required to be filed by any member of the Granite Group with the FCC and all material returns, notices, reports, statements or other filings currently required to be filed by any member of the Granite Group with any other federal, state, or local Governmental Authority, with respect to WLAJ or the Broadcasting Assets, have been filed and complied with in all material respects. All such reports, returns and statements are materially complete and correct as filed.

        4.12 Cable Carriage. Except as set forth on Schedule 4.12, the signal of WLAJ is being carried on all cable television systems located within the Lansing DMA (Designated Market Area), as designated by the FCC either pursuant to the mandatory carriage requirements specified in Section 614 of the Communications Act or pursuant to retransmission consent agreements entered into in accordance with Section 325(b) of the Communications Act, subject to current administrative proceedings and any litigation pertaining to mandatory carriage and consent.

        4.13 Labor. There are no strikes, work stoppages, grievance proceedings, or union organization efforts pending or, to the actual knowledge of any member of the Granite Group, threatened between Granite (with respect to the employees of WLAJ employed by Granite or any other member of the Granite Group (the "WLAJ Employees")) and any of their employees or agents or any union or collective bargaining unit. To the knowledge of each member of the Granite Group, each member of the Granite Group has complied in all material respects with all laws and regulations relating to the employment of labor with respect to WLAJ. Except as set forth on Schedule C-1, there are no collective bargaining agreements or employment agreements between any member of the Granite Group and any employees or any union covering any employees of Granite (as to the WLAJ Employees) or any other member of the Granite Group.

        4.14 Affiliated and Recent Transactions.

             4.14.1 Affiliated Transactions. Except as described on Schedule 4.14.1, no member of the Granite Group is a party to any transaction with respect to WLAJ or the Broadcasting Assets with any of their officers, directors, employees (except in the ordinary course of business), or Affiliates, including, without limitation, the extension of credit or the commitment to extend credit to any such Persons or entities.

             4.14.2 Recent Transactions. Except as described on Schedule 4.14.2, since December 31, 1997, no member of the Granite Group has: (a) entered into any transactions, or conducted business, relating to WLAJ in any manner inconsistent in any material respect with its historical practices;
(b) mortgaged or subjected to any Encumbrance (other than Permitted Encumbrances) any of the Broadcasting Assets; (c) other than pursuant to this Agreement, sold, leased or transferred or agreed to sell, lease or transfer, any of the Broadcasting Assets, except in the ordinary course of business; (d) increased the rate of compensation payable or to become payable to any of the employees of Granite (as to the WLAJ Employees), any other member of the Granite Group or WLAJ or made any increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Employee Plan or payment or arrangement made to, for or with any such employees, except in the ordinary course of business and in light of prevailing inflationary trends; (e) except as expressly permitted herein, adopted, or amended, any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other Employee Plan, agreement, trust, fund or arrangement for the benefit of employees of Granite (as to the WLAJ Employees), any other member of the Granite Group or WLAJ; (f) sustained or incurred any uninsured loss or damage on account of fire, flood, accident or other calamity which has materially interfered with or affected, or may materially interfere with or affect, the operation of WLAJ under the Time Brokerage Agreement as presently conducted by members of the Granite Group;
(g) changed any accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);
(h) failed to pay any payments


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

on film rights and agreements with respect to WLAJ on a current basis, except to the extent Granite or WLAJ, Inc. has a valid dispute with respect to any such payment; (i) canceled or compromised any debt or claim or waived or released any rights with respect to WLAJ except in the ordinary course of business; (j) except in the ordinary course of business and consistent with past practice, transferred, granted, licensed, assigned, terminated or otherwise disposed of, modified, changed or canceled any rights or obligations with respect to any of the intellectual property rights included in the Broadcasting Assets; (k) made any material change in the conduct or nature of any aspect of the business of WLAJ; or (l) has agreed to take any action referred to in the foregoing.

        4.15 Taxes.

             4.15.1 Filing of Tax Returns. Each member of the Granite Group has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) required to be filed through the date hereof for which any member of the Granite Group would have a Liability for Taxes. The applicable members of the Granite Group have paid, will pay in a timely manner or have made appropriate provision for the payment of all


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

Taxes shown as due and payable by the tax returns described in the preceding sentence.

            4.15.2 Tax Liens. There are no liens for Taxes upon any of the WLAJ Granite Assets (other than the WLAJ Lansing Assets), and to the actual knowledge (after review of the Commitments and search of applicable UCC filings) of each member of the Granite Group, upon any of the WLAJ Lansing Assets, other than for Taxes the payment of which is either: (a) not yet due and which constitute Prorated Obligations; or (b) that are being contested by the taxpayer in good faith through appropriate proceedings and which contested Taxes constitute Retained Liabilities or Prorated Obligations.

            4.15.3 Parachute Payments. In connection with the assumption of the Assumed Obligations, Buyer will not become obligated to make any "parachute payment" as defined in section 280G of the Code.

        4.16 Environmental Matters.

            4.16.1 Compliance. Except as set forth on Schedule 4.16.1, each member of the Granite Group is, at present, complying and have complied in all material respects with all Environmental Laws insofar as such laws relate to the operation of WLAJ under the Time Brokerage Agreement; and no member of the Granite Group has received any notification in the last two years of any Claims, the existence of any Environmental Conditions or alleged violations of Environmental Laws.

            4.16.2 Property Use. Except as set forth on Schedule 4.16.2, there has been no storage, generation, manufacture, refinement, transportation, production, treatment or disposal of Hazardous Materials by any member of the Granite Group (or, to the knowledge of any member of the Granite Group, by any other Person) on, under, in, adjacent to (but only to the actual knowledge of each member of the Granite Group), or about any of the real property or equipment owned, leased, occupied, controlled or used by WLAJ during the operation of WLAJ by any member of the Granite Group in material violation of any applicable law, rule, regulation, order or permit, no member of the Granite Group has actual knowledge of any such storage, generation, manufacture, refinement, transportation, production, treatment or disposal of Hazardous Materials prior to the operation of WLAJ by any member of the Granite Group.

            4.16.3 USTs. Except as described on Schedule 4.16.3, to the knowledge of each member of the Granite Group, no underground storage tanks, as defined in ss. 6991(l) of RCRA or applicable state law, exist on, under, in or about any of the real property owned, leased, occupied or used by WLAJ.


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

            4.16.4 Claims. Except as set forth on Schedule 4.16.4, to the knowledge of each member of the Granite Group, there has been no release (as defined under ss. 101(22) of CERCLA) of any Hazardous Materials on, under, in, adjacent to (but only as to the actual knowledge of each member of the Granite Group), or about any of the real property owned, leased, occupied, controlled or used by WLAJ during the ownership or operation of WLAJ by any member of the Granite Group that could create any Environmental Conditions which could give rise to any Claims, and no member of the Granite Group has actual knowledge of any such release prior to the operation of WLAJ by any member of the Granite Group.

            4.16.5 Hazardous Materials. Except as set forth on Schedule 4.16.2:
(a) to the knowledge of each member of the Granite Group, there are no Hazardous Materials on, under, in, adjacent to (but only as to the actual knowledge of each member of the Granite Group), or about any of the real property or equipment owned, leased, occupied, controlled or used by WLAJ or by any member of the Granite Group in its operation of WLAJ in material violation of Environmental Laws; and (b) no member of the Granite Group is aware of any pending or threatened investigation, litigation or proceedings before any government agency or instrumentality in which any Person or entity has


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

alleged the release or threat of release of Hazardous Materials at, under, in, adjacent to (but only as to the actual knowledge of each member of the Granite Group), or about any of the real property or equipment owned, leased, occupied, controlled or used by any member of the Granite Group in its operation of WLAJ, or the unlawful generation, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials thereat or any personal injury arising therefrom.

            4.16.6 Relevant Property. For purposes of this Section 4.16, real property or equipment owned, leased, occupied, controlled or used by WLAJ shall include real property and equipment owned, leased, occupied, controlled or used by WLAJ and all real property and equipment formerly owned by WLAJ, if any, at the time such property was owned, leased, occupied, controlled or used by any member of the Granite Group.

            4.17 Miscellaneous. No representation or warranty made by any member of the Granite Group in this Agreement contains any untrue statement of a material fact or knowingly omits or fails to state any material fact or information necessary to make such representation or warranty, in light of the circumstances under which it is made, not materially misleading.

     5. Representations and Warranties of Buyer. Buyer represents and warrants to Granite and WLAJ, Inc. that:

        5.1 Organization and Standing. Buyer: (a) is a corporation duly organized, validly existing and in good standing under the law of the State of California; (b) has full corporate power and authority to own its properties and to transact the business in which it is currently engaged and to perform the obligations required to be performed by it hereunder and to consummate the transactions contemplated hereby; and (c) is duly qualified to do business and in good standing as a foreign corporation in every jurisdiction in which the nature of the business to be conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect Buyer or the transactions contemplated hereby.

        5.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its term except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

        5.3 No Contravention. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Buyer does not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) conflict with or violate any provisions of the Certificate of Incorporation of Bylaws of Buyer;
(b) result in the breach of, conflict with, require any consent under, or constitute a default under, the provisions of any agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound or affected; or (c) violate or conflict with any material laws, regulations, orders or judgments applicable to Buyer or its assets.

        5.4 Litigation. Except for administrative rulemaking or other proceedings of general applicability to the broadcast industry, there is no civil, criminal or administrative action, notice of apparent violation, notice of apparent liability, suit, demand, claim, complaint, hearing, litigation, action, proceeding or investigation of any nature pending or, to Buyer's actual knowledge, threatened against or affecting it that would affect its ability to consummate the transactions contemplated in this Agreement.

        5.5 Absence of Knowledge as to Certain Facts. Buyer has no knowledge of any fact that would, under existing law (including the Communications Act) and existing rules, regulations and practices of the FCC, disqualify Buyer as an assignee of the WLAJ Licenses or the WLAJ Documents, or an operator of WLAJ under the Time Brokerage Agreement. Buyer will not take any action that it knows or has reason to know would cause such disqualification and Buyer will not fail to take any action if it knows or has reason to know that the failure to take such action would cause such disqualification.

        5.6 Miscellaneous. No representation or warranty made by Buyer in this Agreement contains any untrue statement of a material fact or knowingly omits or fails to state any material fact or information necessary to make such representation or warranty, in light of the circumstances under which it is made, not materially misleading.

     6. Conduct of Business.

        6.1 Conduct of Business to Closing. Each member of the Granite Group covenants and agrees, with respect to WLAJ, that pending the Closing, except with the prior written consent of Buyer (which shall not, in the case of Section
6.1.4 hereof, be unreasonably withheld or delayed):

            6.1.1 Conduct of Business. Subject to the provisions of this Agreement, the members of the Granite Group shall conduct the business and operations of WLAJ under the Time Brokerage Agreement in the normal and ordinary course of business in substantially the same manner as heretofore conducted and shall use all reasonable efforts consistent with normal business practices to preserve and promote such business and operations and to avoid any act which might have a material adverse effect upon the value of WLAJ as a going concern or upon the Broadcasting Assets, taken as a whole. The members of the Granite Group shall confer and consult with Buyer prior to making any programming schedule changes.

            6.1.2 Assets. Consistent with normal business practices, the members of the Granite Group shall maintain the WLAJ Granite Assets and the WLAJ Lansing Assets (to the extent any one of them operate, control or maintain the WLAJ Lansing Assets) in the condition specified in Section 4.5 hereof, ordinary wear and tear excepted in the case of the good operating condition and repair condition.

            6.1.3 Inventory. The members of the Granite Group shall maintain their respective inventory levels (including office supplies, spare parts, tubes, equipment and the like) at levels consistent with its normal and ordinary course of operation of WLAJ under the Time Brokerage Agreement.

            6.1.4 Employee Compensation and Benefits. No member of the Granite Group shall materially increase the compensation, expense allowance or other benefits (including any severance benefits) payable or to become payable to any employee or agent of any member of the Granite Group (with respect to WLAJ) or any WLAJ Employee or pay or arrange to pay any bonus payment to any such employee unless disclosed on Schedule 6.1.4 or Item 2 of Schedule F, except in conformance with existing normal patterns of adjustment and in light of prevailing inflationary trends with respect to WLAJ. The members of the Granite Group shall confer and consult with Buyer prior to making any changes in key personnel at WLAJ or changes in talent scheduling.

            6.1.5 Organization, Etc. Except as set forth on Schedule 6.1.5, consistent with normal business practices, the members of the Granite Group shall use their respective commercially reasonable efforts to: (a) preserve intact the business organizations of WLAJ in all material respects; (b) keep available to WLAJ all of the WLAJ Employees and make available for employment by Buyer all present WLAJ Employees and employees on the payroll of any member of the Granite Group (with respect to WLAJ-related employees); and (c) preserve for WLAJ the existing relationships with suppliers, customers and their agencies and others having business with WLAJ.

            6.1.6 Insurance. Members of the Granite Group shall cause to be maintained in effect until the Closing their existing property damage, liability and other insurance with respect to the WLAJ Granite Assets and the WLAJ Lansing Assets (to the extent such insurance on the WLAJ Lansing Assets is maintained under the Time Brokerage Agreement), the list of the policies governing which are set forth on Schedule 6.1.6.

            6.1.7 Transfer of Broadcasting Assets. No member of the Granite Group shall sell, assign, lease or otherwise transfer or dispose of any of the Broadcasting Assets, except where such disposition is in the ordinary course of business or the assets involved are either: (a) no longer used or useful; or (b) replaced with a substantially equivalent asset of substantially equivalent kind, condition and value.

            6.1.8 Financial Statements; Pacing Reports. Granite shall furnish to Buyer as soon as available, but in no event later than thirty (30) days after the end of each calendar month: (a) an unaudited profit and loss statement of WLAJ for such month and for the period of its fiscal year ended at the end of such period; and (b) an unaudited balance sheet of WLAJ as of


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

the end of such month. The financial statements to be delivered by Granite hereunder shall be certified by a responsible financial officer of Granite as complying with the requirements set forth in Section 4.10 and shall be prepared on a comparative basis with the preceding fiscal year or corresponding period thereof. In addition to the statements delivered to Buyer pursuant to this
Section 6.1.8, Granite shall deliver to Buyer on a weekly basis sales tracking reports for the applicable fiscal period, which shall be certified as to the accuracy thereof by a responsible manager of Granite and shall be correct in all material respects.

            6.1.9 Encumbrances. No member of the Granite Group shall create, assume or permit to exist any Encumbrance (other than Permitted Encumbrances) affecting any of the Broadcasting Assets (or their replacements).

            6.1.10 Litigation. Granite shall notify Buyer of any litigation (a) pending or, to the actual knowledge of any member of the Granite Group, threatened, against any member of the Granite Group or the WLAJ Granite Assets or, to each of their actual knowledge, pending or threatened against WLAJ, the WLAJ Lansing Assets or Lansing (with respect to WLAJ) or (b) which challenges the transactions contemplated hereby and of any material damage to or destruction of the Broadcasting Assets.


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

            6.1.11 Agreements. Each member of the Granite Group shall perform all material obligations (including, without limitation, all payment obligations) required to be performed by them under all agreements, leases, contracts and commitments binding upon them with respect to WLAJ or to which WLAJ or the Broadcasting Assets are subject, including, without limitation the WLAJ Purchase Agreement and the Time Brokerage Agreement, and shall not amend or terminate, or waive or fail to enforce any material right under (i) any Contract or series of related Contracts involving payments of over $50,000 or (ii) the WLAJ Purchase Agreement or the Time Brokerage Agreement, or enter into any new agreements or arrangements or series of related contracts or agreements involving payments of over $50,000 in the aggregate, which might be binding on or affect the Broadcasting Assets, WLAJ or Buyer; provided, however, that Granite shall be permitted to enter into new programming contracts after consultation with Buyer with respect thereto. No member of the Granite Group shall enter into any new collective bargaining or employment agreement (other than an employment agreement terminable at will) or other Employee Plan or any amendment, extension or other modification of any existing employment agreement or Employee Plan affecting the employees of any member of the Granite Group (with respect to WLAJ Employees) or the WLAJ Employees.

            6.1.12 Consents and Approvals. Each member of the Granite Group will, prior to the Closing Date, continue to use commercially reasonable efforts to obtain or cause to be obtained consents to the assignment to Buyer of all leases, contracts and agreements which require the consent of any third party by reason of the transactions provided for in this Agreement. Each party shall cooperate with the other to obtain any such consents or approvals.

            6.1.13 Network Affiliation Agreement. Each member of the Granite Group shall use commercially reasonable efforts to maintain in full force and effect its current television Network affiliation agreement with American Broadcasting Company ("ABC") applicable to WLAJ (the "ABC Affiliation Agreement").

            6.1.14 Licenses. No member of the Granite Group shall, by any act or omission to act within their reasonable knowledge and power: (a) surrender, modify, adversely affect or forfeit any of the WLAJ Licenses; or (b) cause the FCC to institute any proceedings for the cancellation, non-renewal or modification of any of the WLAJ Licenses.

        6.2 Offers to Purchase. No member of the Granite Group, nor any of their respective officers, directors, employees, agents, representatives or Affiliates shall, either directly or indirectly, entertain or conduct discussions or negotiations with any Person with respect to any offer or proposal for the purchase or sale of any material portion of the Broadcasting Assets or any interests of WLAJ License, Inc., WLAJ, Inc., Lansing or WLAJ, or with respect to any merger, acquisition, combination, consolidation or similar transaction involving WLAJ License, Inc., WLAJ, Inc. or WLAJ or any material portion of the Broadcasting Assets, or enter into any agreement or transaction relating to any of the foregoing.

        6.3 No Breach of Representations and Warranties. No member of the Granite Group nor any of their Affiliates shall take any action or pursue any other course of conduct, or fail to take any action, that would cause any of the representations and warranties made by the members of the Granite Group in this Agreement (or any document delivered in connection herewith) to be materially untrue, incorrect or inaccurate.

        6.4 Employee Notification Requirements.

            6.4.1 Notice. Granite shall provide timely notice to the WLAJ Employees pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2102-09, if applicable, and any similar provision of applicable state law. WLAJ, Inc. also shall provide to the collective bargaining representatives, if any, of the WLAJ Employees such notice as may be required for decision or effects bargaining under the National Labor Relations Act, 29 U.S.C. ss. 151 et seq.

            6.4.2 Organizing Activity. Granite shall promptly notify Buyer of any activity by any labor organization or relating to the WLAJ Employees or any activity by any labor organization directed at organizing the WLAJ Employees or any groups thereof.

        6.5 Access and Information. Each member of the Granite Group covenants and agrees that, pending the Closing, each member of the Granite Group shall give Buyer and its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives reasonable access, at Buyer's risk and expense, during normal business hours throughout the period prior to the Closing Date or the earlier termination of this Agreement, to all of WLAJ's (to the extent in their possession), WLAJ License, Inc.'s, WLAJ, Inc.'s, WWMT-TV, Inc.'s and Granite's (to the extent relating to its operation of WLAJ under the Time Brokerage Agreement) books, records (including all employee files), agreements, reports, and other documents and all of the Broadcasting Assets to be acquired hereunder and shall furnish Buyer, its counsel, accountants, engineers, investment bankers, potential lenders and other authorized representatives during such period with copies of all information concerning the affairs of WLAJ, Inc., WLAJ License, Inc., WWMT-TV, Inc. and Granite (to the extent relating to its operation of WLAJ under the Time Brokerage Agreement, WLAJ License, Inc., WLAJ, Inc. or the Broadcasting Assets, or employment of the WLAJ Employees) as they may reasonably request in order to enable Buyer to make such examinations and investigations thereof as it shall deem necessary, including, without limitation, all contracts, agreements, and leases included in the Broadcasting Assets and any amendments, renewals or other modifications thereof, and each member of the Granite Group will make appropriate officers, employees, attorneys, agents and accountants available to discuss with Buyer and its representatives such aspects of the business and operations of WLAJ (under the Time Brokerage Agreement) as Buyer may reasonably require (it being understood that the foregoing shall include such access as Buyer may reasonably require to the management of Granite to enable Buyer to obtain information about the WLAJ Employees that Buyer will employ after it acquires the Broadcasting Assets); provided, however, that in each instance mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of or WLAJ.

        6.6 Buyer's Covenants. Buyer covenants and agrees that prior to Closing:

            6.6.1 Litigation. Buyer shall notify Granite of any litigation pending or, to its actual knowledge threatened against or affecting Buyer or which challenges or seeks any damages or other payments in connection with the transactions contemplated hereby.

            6.6.2 No Breach of Representations and Warranties. Neither Buyer, nor any of its officers, directors, employees, agents representatives of Affiliates shall take any action or pursue any other course of conduct, or fail to take any action, that would cause any of the representations and warranties made by Buyer in this Agreement (or any document delivered in connection herewith) to be materially untrue, incorrect or inaccurate.


        7. Conditions Precedent to the Obligations of the Parties.

            7.1 Conditions Precedent to the Obligation of Buyer. The obligations of the Buyer under this Agreement are subject, at the Buyer's option, to the satisfaction on or prior to the Closing Date of each of the following express conditions precedent:

            7.1.1 FCC Consent. Subject to Section 2.5(b) hereof, the conditions specified in Section 3.2 hereof shall have been met.

            7.1.2 Accuracy of Representations and Warranties. All representations and warranties of the members of the Granite Group contained in this Agreement (and in any document delivered in connection herewith) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time, other than representations and warranties specifically relating to the date hereof (without regard to any "materiality" limiting or qualifying language stated therein).

            7.1.3 Compliance with Agreement. Each member of the Granite Group shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            7.1.4 No Obstructive Proceeding.

                  (a) No Litigation. No action, suit, investigation, or proceeding shall have been instituted and be pending against or affecting any of the parties to this Agreement or Lansing or any of their respective Affiliates before any Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, which may reasonably be expected to result in a preliminary or permanent injunction against consummating the transactions contemplated hereby or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions, or the recovery against Buyer of material damages or otherwise have a material adverse effect on Buyer or the business or operations of WWMT and WLAJ in the aggregate taken as a whole;

                  (b) No Governmental Intervention. None of the parties to this Agreement or their Affiliates shall have received written notice from any Governmental Authority after the date hereof (or before the date hereof to the extent not disclosed to Buyer in this Agreement and the Schedules hereto) of:
(i) its intention to institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated, or commence any investigation into the consummation of this Agreement or the transactions contemplated hereby; or (ii) the actual commencement of such an investigation; provided, that, in the event such a notice of intention is received or such an investigation is commenced, this Agreement may not be terminated by any of the parties for a period of thirty (30) days from the earlier of the date such notice of intention is first received by any party to this Agreement or notice of commencement of such an investigation is first received by any party hereto (but consummation hereof shall be delayed during such period), but may be terminated thereafter by any party to this Agreement if, in the reasonable opinion of such party there is a reasonable probability that such an investigation will result in an action or proceeding of the type described in
Section 7.1.4(a).

                  (c) No Order. No order, decree or judgment of any Governmental Authority shall be subsisting against any of the parties which would render it unlawful or materially restrain or limit Buyer's ability, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof.

            7.1.5 Adverse Change. No loss, destruction, impairment, confiscation or condemnation of any of the Broadcasting Assets shall have occurred by reason of fire, explosion, disaster, flood, accident, riot, insurrection, war, act of God or other occurrence which individually or in the aggregate has a materially adverse effect on the business, operations or condition, financial or otherwise, of WWMT and WLAJ, in the aggregate taken as a whole. Since the date hereof, there shall have been no adverse change in the business, operations, condition, financial or otherwise, of WLAJ that has had a material adverse effect on the business operations or condition, financial or otherwise, of WLAJ and WWMT in the aggregate taken as a whole.

            7.1.6 Consents. All consents, approvals, and permits necessary for the consummation of transactions contemplated hereby set forth on Schedule 7.1.6 hereto, including, without limitation, (i) the agreement of ABC that the ABC Affiliation Agreement may be assigned to Buyer upon closing of the purchase by Buyer of the Broadcasting Assets; and (ii) the consents of all lessors of all tower and antennae site leases for the assignment of such leases to Buyer, shall remain in full force and effect on terms substantially similar to those existing on the date hereof and attached hereto as Exhibit E-1 or replaced by consents reasonably satisfactory to Buyer and Granite. Notwithstanding anything to the contrary contained in this Section 7.1, in the event that Buyer receives the indemnification letter substantially in the form attached hereto as Exhibit E-2, the failure to obtain the consent to the Lease, dated January 25, 1982, as subsequently amended, between Tompkins, Inc. and Lansing 53, Inc., and any consequences thereof, shall not permit Buyer to fail to consummate the transactions contemplated by this Agreement.

            7.1.7 Officers' Certificates. Granite shall have delivered to Buyer a certificate signed by its Chairman, President, Vice President, Secretary or Treasurer dated the Closing Date to the effect that the conditions set forth in Sections 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.11, 7.1.13 and 7.1.16 have been satisfied.

            7.1.8 Authorization. Buyer shall have received certified copies of all the respective actions taken by each member of the Granite Group authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

            7.1.9 Opinions of Counsel. Buyer shall have received the written opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the members of the Granite Group and/or Reid and Reid (with respect to certain matters relating to WLAJ), dated the Closing Date, substantially in the forms attached hereto as Exhibits A-1 and A-2. In rendering their respective opinions, such counsel may rely, to the extent appropriate, as to matters of fact, upon statements and certificates of officers of the members of the Granite Group or Lansing, as the case may be, and upon opinions attached to their opinion from local or special counsel with respect to matters appropriately covered by such local or special counsel opinions.

            7.1.10 Certifications. Granite shall have delivered to Buyer a schedule showing in all material respects all Contracts or agreements or amendments, renewals or other modifications thereof (other than those which would not be subject to disclosure pursuant to Section 4.7 hereof) that any member of the Granite Group has entered into with respect to WLAJ after the date of this Agreement and which are to be assigned to Buyer hereunder.

            7.1.11 Copies of Documents. The members of the Granite Group shall have delivered to Buyer copies of all documents required to be delivered pursuant to the Agreement, including but not limited to, all Contracts listed in the schedule delivered pursuant to Section 7.1.10 hereof.

            7.1.12 FIRPTA Affidavits. At the Closing, each member of the Granite Group shall execute and deliver to Buyer affidavits pursuant to Section 1445(b)(2) of the Code in the form set forth in Treas. Reg. Sections 1.1445-2(b)(2)(iii)(B), and Buyer agrees that, except as otherwise provided in
Section 1445(b)(7) of the Code and the regulations promulgated thereunder, upon the execution and delivery of such affidavits to Buyer, and in reliance thereon, no deduction shall be made or claimed against the Purchase Price by reason of the requirements of Sections 897 and 1445 of the Code.

            7.1.13 Film Contracts. Granite shall have satisfied, in the case of Liabilities of Granite (or caused to be satisfied by Lansing, in the case of Liabilities of Lansing of which Granite is aware), in full any and all payment and other obligations under all film and other programming contracts included in the Granite Broadcasting Assets to which any member of the Granite Group or Lansing is a party or to which any member of the Granite Group or Lansing is bound, that have become or are due and payable at or prior to the Closing (other than Prorated Obligations).

            7.1.14 Title Insurance Policies. At the Closing, at Granite's expense, Granite shall have delivered to Buyer, owner's or lessee's title insurance policies, dated the Closing Date covering the real estate covered by the commitments attached hereto as Exhibit B (the "Commitments"), issued by the title insurance company which issued such commitments insuring the fee simple title of Buyer in the real estate (or, in the case of leased real property, Buyer's leasehold interest therein) substantially in the form attached hereto as Exhibit B (collectively, "Title Policies").


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

            7.1.15 Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of such documents as Buyer or its counsel, as the case may be, may reasonably request in connection with said transactions.

            7.1.16 Removal of Encumbrances. All Encumbrances of any kind and nature shall have been removed from the Broadcasting Assets, other than Permitted Encumbrances. For purposes of this Section 7.1.15, the definition of Permitted Encumbrances shall not include clause (v) thereof.

            7.1.17 Delivery of Instruments of Conveyance and Transfer. Buyer shall have received the instruments and other documents, required to be delivered to it pursuant to Section 8 hereof, substantially in the forms attached hereto as Exhibit D.

        7.2 Conditions to Obligations of Granite Group. The obligations of the members of the Granite Group under this Agreement are subject, at Granite's option, to the satisfaction on or prior to the Closing of each of the following express conditions precedent:


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

            7.2.1 FCC Consent. The conditions specified in Section 3.2 hereof shall have been met (other than a Final Order if waived by Buyer in accordance with Section 3.2 hereof).

            7.2.2 Accuracy of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement (and any document delivered in connection herewith) shall be true and complete in all material respects at and as of the Closing Date (without regard to any "materiality" limiting or qualifying language stated therein).

            7.2.3 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            7.2.4 Delivery of Instruments of Assumption. Buyer shall have delivered to the members of the Granite Group, in accordance with Section 2.4 hereof (in form and substance reasonably satisfactory to Granite's counsel), instruments whereby Buyer assumes and agrees to perform the Assumed Obligations.

            7.2.5 No Obstructive Proceeding.

                  (a) No Litigation. No action, suit, investigation, or proceeding shall be instituted after the date


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

hereof and pending against any of the parties to this Agreement or any of their Affiliates before any court or any other Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, which may reasonably be expected to result in a preliminary or permanent injunction against consummating the transactions contemplated hereby or, if the transactions contemplated hereby were consummated, an order to nullify or render ineffective this Agreement or such transactions, or the recovery against Granite of material damages or otherwise have a material adverse effect on Granite, WLAJ, Inc. or WLAJ License, Inc., taken as a whole.

                  (b) No Governmental Intervention. None of the parties to this Agreement or their Affiliates shall have received written notice from any Governmental Authority after the date hereof (or before the date hereof to the extent not disclosed by the Granite Group to Buyer in this Agreement and the Schedules attached hereto) of: (i) its intention to institute any action or proceeding to restrain or enjoin or nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated, or commence any investigation into the consummation of this Agreement and the transactions contemplated hereby; or (ii) the actual commencement of such an investigation;


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provided, that, subject to the provisions of Section 3.2 hereof, in the event such a notice of intention is received or such an investigation is commenced, this Agreement may not be terminated by any of the parties for a period of thirty (30) days from the earlier of the date such notice of intention is first received by any party to this Agreement or notice of commencement of such an investigation is first received by any party hereto (but consummation hereof shall be delayed during such period), but may be terminated thereafter by any party to this Agreement if, in the reasonable opinion of such party there is a reasonable probability that such an investigation will result in an action or proceeding of the type described in Section 7.2.5(a).

                  (c) No Order. No order, decree or judgment of any Governmental Authority shall be subsisting against any of the parties which would render it unlawful or materially restrain or limit a member of the Granite Group's ability, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof.

            7.2.6 Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Granite and its counsel, and Granite and its counsel shall


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

have received copies of such documents as Granite or its counsel, as the case may be, may reasonably request in connection with said transactions.

            7.2.7 Opinion of Counsel. The Granite Group shall have received the written opinion of Glenn E. Fuller, counsel for Buyer, dated the Closing Date, substantially similar to the form attached hereto as Exhibit C-1. In rendering his opinion, such counsel may rely, to the extent appropriate, as to matters of fact, upon statements and certificates of officers of Buyer, and upon opinions attached to his opinion from local or special counsel with respect to matters appropriately covered by such local or special counsel opinions.

            7.2.8 WLAJ Documents. If the closing of the transactions contemplated by the WLAJ Documents has not occurred prior to the Closing, Granite and its Affiliates shall have been released from all of, and have no further obligations or Liabilities under or with respect to, the WLAJ Documents.

            7.2.9 Authorizations. Granite shall have received certified copies of all of the actions taken by Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.


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

     8. Instruments of Conveyance and Transfer.

        8.1 Instruments of Conveyance and Transfer of Real Property. At the Closing, to effect the transfers, conveyances or assignments from applicable members of the Granite Group to Buyer, the applicable member of the Granite Group shall deliver to Buyer, substantially in the form of Exhibit D hereto:

            8.1.1 Real Property.

                  (a) Deeds, certificates, assignments and other instruments of transfer assigning, transferring and conveying to Buyer marketable fee simple and insurable title (at normal rates) to all of the owned real property included in the Broadcasting Assets; and

                  (b) Certificates, assignments and other necessary instruments in form reasonably satisfactory to Buyer, assigning to Buyer all right, title and interest of the applicable member of the Granite Group in and under all leases and all leasehold and option interests included in the Broadcasting Assets.

            8.2 Instruments of Conveyance and Transfer of Personal Property. At the Closing, to effect the transfers, conveyances and assignments from applicable members of the Granite Group to Buyer, the applicable member of the Granite Group shall deliver to Buyer the following bills of sale, certificates, assignments


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

and other instruments of transfer assigning, transferring and conveying to Buyer marketable title to all of the personal property included in the Broadcasting Assets, free and clear of all Encumbrances of any kind other than Permitted Encumbrances, substantially in the form of Exhibit D attached hereto:

            8.2.1 Assignment of Leases. Assignments of all leases and leasehold interests in personal property included in the Broadcasting Assets, including all rights under the lease agreements referred to in Schedule B-1 hereto;

            8.2.2 Bills of Sale. Bills of sale for all tangible personal property included in the Broadcasting Assets;

            8.2.3 Assignments of Licenses. Assignments of the WLAJ Licenses and all other authorizations for WLAJ;

            8.2.4 Assignments of Contracts. Assignments of all contracts and other intangible assets included in the Broadcasting Assets to be transferred pursuant to this Agreement.

     9. Employees.

        9.1 Buyer to Hire. On the Closing Date, Buyer shall offer employment to all WLAJ Employees (collectively, "Business Employees"), who are in active full or part-time employment with WLAJ on such date (other than those on long-term disability) at such cash compensation and with such benefits as are comparable to those received by other employees of Buyer (other than those


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

employees with employment contracts set forth on Schedule C-1, as to which the base compensation shall be as set forth in such employment contracts for the remainder of the term of such contracts); provided, that, except as otherwise provided herein or in the employment contracts set forth on Schedule C-1 and assumed by Buyer pursuant to Section 2.4 hereof, nothing herein shall require Buyer to continue the employment of any such person for any period of time thereafter or to maintain any particular type or level of employee benefits. Periods of employment with Granite or WLAJ, Inc. (or their predecessors, including, without limitation, any current or former Affiliate of Granite) shall be taken into account for purposes of determining, as applicable, eligibility for participation, eligibility for early retirement and subsidies and vesting of any Business Employee under any of Buyer's employee benefit plans, policies, practices or arrangements, but no credit for past service for benefits shall be recognized; provided, however, that Buyer shall not be required to take into account periods of employment with predecessors of Granite or WLAJ, Inc. unless Granite or WLAJ, Inc. granted such credit at the time the employees were transferred to WLAJ, Inc. or Granite from such predecessors.

        9.2 Cooperation. Each member of the Granite Group shall cooperate with Buyer's attempts to obtain information


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

relating to the Business Employees, including making available to Buyer employees' personnel files and performance evaluations. Each member of the Granite Group will make all reasonable efforts to assist Buyer in making a smooth transition after Closing.

        9.3 No Liability for Employee Plans. Buyer is not assuming any Station Plan, any Employee Plan maintained by Lansing or any Liabilities with respect thereto. Nothing herein shall obligate or be deemed to obligate Buyer to create, adopt or maintain any employment agreement, Station Plan or other Employee Plan, except to the extent of its obligations as to assumed employment contracts. Notwithstanding the forgoing, Buyer's welfare plans for Business Employees hired by Buyer at Closing shall provide adequate coverage as of the Closing, such that neither Granite nor any of its Affiliates shall have any liability under Section 4980B of the Code with respect to such employees. Granite shall be solely liable and responsible for providing continuation coverage under Code Section 4980B and
Part 6 of Title I of ERISA with respect to any qualifying event that occurs on or prior to the date hereof, including any continuation coverage requirements that arise as a result of the failure of an employee to accept employment offered pursuant to Section 9.1 above. Any expenses and benefits with respect to medical claims incurred by any current or former WLAJ Employees or their covered


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dependents on or before the date hereof shall be the responsibility of Granite.

        9.4 Indemnity. The members of the Granite Group shall, jointly and severally, indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and Liabilities (including costs of collection, attorney's fees and other costs of defense) arising out of or otherwise in respect of: (a) any member of the Granite Group's termination of any employee or any claim by an employee for wrongful assignment of any employment agreement to Buyer; (b) any claim made for severance pay arising in connection with any member of the Granite Group's employment or termination of any current or former employee of any member of the Granite Group or any claim by an employee for wrongful assignment of any employment agreements to Buyer; (c) benefits or claims incurred on or after the date hereof by any current or former employees under, or in connection with, any Employee Plan, program or arrangement maintained or contributed to by any member of the Granite Group; and (d) claims or Liabilities arising by reason of or relating to any failure of any member of the Granite Group to comply with Code Section 4980B or Part 6 of Title I of ERISA.

     10. Risk of Loss; Failure of Broadcast Transmission.

        10.1 Risk of Loss. The risk of any loss, damage or impairment, confiscation or condemnation of the Broadcasting Assets and the WLAJ Licenses or any part thereof from fire or any other casualty or cause shall be borne by Granite and WLAJ, Inc. at all times prior to the Closing. In any such event, the proceeds of or any claim for any loss payable under any insurance policy, claim, judgment or award with respect thereto (collectively, the "Proceeds") shall be paid to Granite or WLAJ, Inc., which shall substantially repair, replace or restore any such Broadcasting Assets as soon as possible after its loss, impairment, confiscation or condemnation; provided, however, that, if Granite reasonably concludes that the Proceeds plus any deductible amounts under any applicable insurance policies are inadequate to complete such repair, replacement and restoration, Granite may, unless Buyer accepts payment of such Proceeds and deductible amounts from Granite in lieu of such repair, replacement or restoration, by written notice thereof to Buyer within thirty (30) days of any such occurrence, terminate this Agreement without any continuing obligation either from Buyer, Granite or WLAJ, Inc. to the other.

        10.2 Failure of Broadcast Transmission. If any event referred to in
Section 10.1 hereof occurs or if any event occurs which prevents broadcast transmission by WLAJ in the normal and usual manner and if WLAJ, Inc. or Granite cannot restore or replace the Broadcasting Assets so that such condition(s) are cured and normal and usual transmission can be resumed before the Closing Date and Granite has not terminated this Agreement, as permitted by Section 10.1 hereof, the Closing Date shall be postponed, the exact date and time of such postponed Closing to be such date and time within the effective period of the Final Order contemplated under this Agreement as shall be designated by Granite upon five (5) days' written notice to Buyer. In the event that such Broadcasting Assets cannot be restored within the effective period of the Final Order and Granite has not terminated this Agreement, as permitted by Section 10.1 hereof, the parties shall join in an application or applications requesting the FCC to extend the effective period of its consent for a period of an additional sixty (60) days. If such Broadcasting Assets have not been restored or replaced by the Closing Date, as and to the extent postponed pursuant to this Section 10.2, each party hereto shall each have the right, by giving written notice of its election to do so to the other parties, to terminate this Agreement forthwith without any further obligation hereunder. Anything herein contained to the contrary notwithstanding, Buyer may, at its option, proceed to close the transaction forthwith and complete the restoration and replacement of the damaged Broadcasting Assets after the Closing Date, in which event Granite shall pay or otherwise transfer to Buyer any and all proceeds and deductible amounts under applicable insurance policies of the Granite Group.

         11. Books and Records. Except for the Excluded Assets, Buyer shall be entitled to all records, including but not limited to Contracts, the WLAJ Licenses and all other licenses, permits and authorizations under any applicable law, books of account, technical information and engineering data, programming information, employment records, customer lists and files, advertising records, FCC logs, asset history files, and other lease, documents and correspondence of any member of the Granite Group relating to their operation of WLAJ prior to the Closing Date as shall be reasonably necessary to the maintenance of the business affairs of WLAJ after the Closing Date; provided, however, that for a period of six (6) years Buyer shall retain and make available for inspection by Granite, WLAJ, Inc. or its representatives for any reasonable purpose all such records, books of account, files, documents and correspondence, and Buyer shall not dispose of, alter or destroy any such materials without giving ninety (90) days' prior written notice to Granite so that Granite may, at its expense, examine, make copies of or take possession of such materials. Within three (3) days after the

Closing, the members of the Granite Group shall deliver to Buyer in accordance with Buyer's instructions all documents relating to WLAJ (other than Excluded Assets) that are in the possession of any member of the Granite Group or any of their representatives or agents and WLAJ, Inc. and Granite may, at their expense, make and keep copies of all or any of such documents.

     12. Possession and Control of WLAJ. Notwithstanding any other provision of this Agreement, between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of WLAJ, and the conduct of such business operations, including control and supervision of programming, shall be the sole responsibility of, and in the complete discretion and independent and separate control of, WLAJ, Inc. and/or Granite. Neither title to WLAJ, the Broadcasting Assets nor right to possession thereof shall pass to Buyer until the Closing Date.


     13. Brokers. Buyer represents and warrants to the Granite Group that it has not engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof. Granite represents and warrants to Buyer that no member of the Granite Group has engaged any broker, finder or consultant in connection with this Agreement and the transactions contemplated herein or any aspect thereof. Each party agrees to indemnify and hold the other harmless from any and all loss, cost, liability, damage and expense (including legal and other expenses incident thereto) in respect of any claim by a broker, finder or consultant for a fee or commission or similar payment by virtue of any alleged agreements, arrangements or understandings with the indemnifying party.

     14. Survival; Indemnification.

        14.1 Survival. The several representations and warranties of the parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the date of this Agreement and on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect without limitation; provided, however, that any claim with respect to the representations and warranties of: (a) the members of the Granite Group contained in (i) Sections 4.1 (Organization and Standing), 4.2 (Authorization and Binding Obligations), 4.3 (No Contravention; Consents), 4.4 (Title to Assets), 4.5 (Condition of Assets), 4.6 (Licenses and Authorizations),
4.7 (Contracts), 4.8 (Franchises, Trademarks and Trade Names), Section 4.9 (Employee Plans; ERISA), 4.10 (Financial Statements), 4.11 (Litigation; Compliance), 4.12 (Cable Carriage), 4.13 (Labor), 4.14 (Affiliated and Recent


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

Transactions), 4.17 (Miscellaneous) and 13 (Brokers) must be made within twenty-four (24) months from the Closing Date, (ii) Section 4.16 (Environmental Matters) must be made within three (3) years from the Closing Date and (ii)
Section 4.15 (Taxes) may be made at any time after the Closing Date (subject to any applicable statutes of limitations); or (b) Buyer contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization and Binding Obligations), 5.3 (No Contravention), 5.4 (Litigation), 5.5 (Absence of Knowledge as to Certain Facts), 5.6 (Miscellaneous) and 13 (Brokers) must be made within twenty-four
(24) months from the Closing Date. The several covenants and agreements of the parties contained in this Agreement (or in any document delivered in connection herewith) shall remain operative and in full force and effect without any time limitation, except as any such covenant or agreement shall be limited in duration by the express terms hereof. Notwithstanding the foregoing, (i) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 14.1 will continue to survive if a claim for indemnity shall have been made under this Section 14 on or prior to such termination date, until such claim has been satisfied or otherwise resolved; and
(ii) the foregoing limitation periods shall not apply to any claim for


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

breach of representation or warranty based upon intentional misrepresentation.

        14.2 Granite Group Indemnification - Breach. The members of the Granite Group, jointly and severally, agree to indemnify, defend and hold Buyer harmless from and after the Closing from and against any and all loss, cost, Liability, damage and expenses (including reasonable legal and other expenses incident thereto) resulting from breach of the representations, warranties, covenants and agreements of any member of the Granite Group contained in this Agreement; provided, however, that any claim for a breach of a representation or warranty shall have been made prior to the expiration date thereof, if any, set forth in
Section 14.1 hereof.

        14.3 Granite Group Indemnification - Liabilities. The members of the Granite Group, jointly and severally, agree to indemnify, defend and hold Buyer harmless from and after the Closing from and against: (a) any and all Liabilities (other than the Assumed Obligations), losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable legal and other expenses incident thereto), resulting from causes of action or claims of any kind (excluding any and all claims and Liabilities arising or resulting from a breach of any of Buyer's agreements or warranties or from an inaccuracy in any of Buyer's representations hereunder) asserted by unrelated third parties and arising with respect to the operations of WLAJ (by any member of the Granite Group)or any member of the Granite Group prior to the Closing Date, including any Liabilities arising from any labor or employment actions or claims, where the events giving rise to such actions or claims arose, prior to the Closing Date; (b) all Retained Liabilities and (c) all Taxes of any member of the Granite Group that are (i) attributable to periods ending prior to the Closing Date other than Prorated Obligations that are Assumed Liabilities, or (ii) any other Taxes of Granite or its Affiliates not expressly assumed by Buyer under this Agreement. Granite shall be entitled to any net refunds of Taxes (including interest thereon) with respect to the periods ending prior to the Closing Date. Subject to Section 19.2 hereof, any Tax resulting from the sale of the Broadcasting Assets by any member of the Granite Group shall be deemed to be a Tax solely attributable to a pre-Closing period.

        14.4 Buyer's Indemnification. Buyer agrees to indemnify, defend and hold the members of the Granite Group harmless from and after the Closing Date from and against:

             14.4.1 Buyer's Indemnification - Breach. Any and all loss, cost, Liability, damage and expense (including reasonable legal and other expenses incident thereto) resulting from Buyer's breach of any of its representations, warranties, covenants and agreements under this Agreement; provided, however, that any such claim, for breach of a representation or warranty shall have been made prior to the expiration date thereof, if any, set forth in Section 14.1 hereof; and

             14.4.2 Buyer's Indemnification - Liabilities. Any Liabilities (other than Retained Liabilities), and any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable legal and other expenses incident thereto) resulting from causes of action or claims of any kind asserted by unrelated third parties arising with respect to the operations of WLAJ or Buyer on or after the Closing Date (excluding any and all such Liabilities arising or resulting from a breach of any of the members of the Granite Group's agreements or covenants or an inaccuracy of any of the members of the Granite Group's representations or warranties hereunder) and any Assumed Obligations.

        14.5 Granite Group's Obligations. Notwithstanding anything to the contrary in Section 14.2 above or the February Purchase Agreement, no member of the Granite Group shall be obligated to make any payments under Section 14.2 or
Section 14.2 of the February Purchase Agreement above with respect to a breach of a representation or warranty contained herein or therein (a) unless the aggregate amounts of all claims made under Section 14.2 hereunder and under
Section 14.2 thereunder, collectively, equals or exceeds $250,000, whereupon Buyer shall be entitled to indemnification for claims in excess of such amount or (b) in excess of $75,000,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to claims for indemnification based upon intentional misrepresentation or with respect to Retained Liabilities.

        14.6 Taxes. The members of the Granite Group, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Broadcasting Assets as is reasonably necessary for the preparation of any return of Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

        14.7 Indemnification Claim. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly give written notice ("Notice of Claim") of such claim or demand to the other party ("Indemnitor"). Indemnitee shall furnish to

Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 14.1 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any Liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

                  14.8 Notice of Claim. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 14.7 hereof is a claim or demand asserted by a third party, Indemnitor shall have fifteen business (15) days after the Date of Notice of Claim to notify Indemnitee in writing of its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a potential conflict of interest that would make separate representation inadvisable under generally accepted standards of professional conduct, or where non-monetary relief is being sought against Indemnitee by a third party, then such Indemnitee may elect to defend such third party claim or demand and employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the reasonable fees and disbursements of such counsel; provided, however, that Indemnitee's defense of such action or proceeding shall not limit Indemnitee's right to indemnification under this Section 14 if it is ultimately determined that indemnification is due from Indemnitor. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Section 14.

        14.9 Indemnitor's Obligations. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in cash within thirty (30) days after the Date of Notice of Claim.

        14.10 Date of Notice of Claim. The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to Section 19.5 hereof.

        14.11 Consent of Indemnification. No claim giving rise to a Notice of Claim shall be compromised or settled except with the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

        14.12 Subrogation. In the event that any member of the Granite Group makes any payment to Buyer for indemnification for which Buyer could have collected on a claim against a third party (including Lansing under the WLAJ Documents but excluding insurance claims), Granite shall be entitled to pursue claims and conduct litigations on behalf of Buyer and any of its successors, to pursue and collect on any indemnification or other remedy available to Buyer thereunder with respect to such claim and generally to be subrogated to the rights of Buyer.

        14.13 Limitation on Liability. The parties hereto acknowledge and agree that from and after the Closing the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than any claims relating to a breach of a covenant or agreement under this Agreement which by its terms contemplates performance after the Closing) shall be made pursuant to the provisions of this Section 14.

     15. Hart-Scott-Rodino Filings. The parties hereto have made any and all filings which are required under HSRA with respect to the transactions contemplated by this Agreement, the filing fees for which have been shared equally by Buyer and Granite, and shall continue to cooperate in the taking of all steps that are necessary, proper or desirable in connection therewith.

     16. Reserved.

     17. Termination.


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

       17.1 Events of Termination. This Agreement may be terminated:

            17.1.1 Buyer. Subject to Section 19.1 hereof, by Buyer, if the Closing shall not have occurred on or prior to December 31, 1998 (other than as a result of the failure by Buyer or its Affiliates to comply fully with its obligations under this Agreement);

            17.1.2 Granite. Subject to Section 19.1 hereof, by Granite, if the Closing shall not have occurred on or prior to December 31, 1998 (other than as a result of the failure by any member of the Granite Group or their respective Affiliates to comply fully with its obligations under this Agreement);

            17.1.3 Mutual Consent. By mutual consent of Buyer and Granite;

            17.1.4 By Granite on Breach. Subject to Section 19.1 hereof, by Granite if (a) Buyer is in material breach of this Agreement and (b) neither Granite nor WLAJ, Inc. is then in material breach of this Agreement;

            17.1.5 By Buyer on Breach. Subject to Section 19.1 hereof, by Buyer if (a) a member of the Granite Group is in material breach of this Agreement and
(b) Buyer is not then in material breach of this Agreement;

       17.2 Effect of Termination.


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

            17.2.1 Effect. If this Agreement is validly terminated pursuant to
Section 17.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party hereto (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in Section 17.2.2 hereof and except that the provisions with respect to expenses in Section 19.2 hereof, confidentiality in
Section 19.18 hereof, and amendment/modification of the February Purchase Agreement in Section 20 will continue to apply following any such termination.

            17.2.2 Generally. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to
Section 17.1 hereof (excluding Section 17.1.3 hereof), the members of the Granite Group will remain liable to Buyer for any willful breach of this Agreement by any member of the Granite Group existing at the time of such termination, and Buyer will remain liable to the Granite Group for any willful breach of this Agreement by Buyer existing at the time of such termination, and the members of the Granite Group, on the one hand or Buyer, on the other hand, may seek such remedies, including damages and fees of attorneys, against the


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

other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

     18. Covenant Against Competition; Confidentiality.

        18.1 Non-Competition. Each member of the Granite Group hereby agrees that for a period of three (3) years from and after the Closing, no member of the Granite Group shall, directly or indirectly, including through any Affiliate thereof, in any manner (including without limitation as a coventurer, operator, partner, stockholder, advisor or lender) engage in the radio or television station business ("Prohibited Business") within the Lansing, Michigan Designated Market Areas as measured by Nielsen Media Research Company, except on behalf of Buyer or through the operation of WDWB-TV, Detroit, Michigan. If any provision of this Section 18 is held to be invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, and for such lesser activity included within such limitations, as such court may then or thereafter determine to be reasonable and proper under the circumstances. In the event that any provision of this Section 18 is deemed to be unenforceable, the remainder of this Section 18 shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.


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

        18.2 Confidentiality. Each member of the Granite Group and any Affiliates thereof shall at all times prior to and for three (3) years after the Closing Date maintain confidential and not use for any purpose other than the operation of WLAJ, any information relating to WLAJ (other than information in the public domain not as the result of a breach of this Agreement), its business and operations except: (a) as necessary to the performance of this Agreement;
(b) as authorized in writing by Buyer; or (c) to the extent that disclosure is required by law or the order of any Governmental Authority under color of law; provided, that, prior to disclosing any information pursuant to this clause (c), the disclosing Person shall have given prior written notice thereof to Buyer and, to the extent practicable, provided Buyer with the opportunity to contest such disclosure at Buyer's expense. Without the prior written consent of Buyer, no member of the Granite Group nor any Affiliate thereof shall directly or indirectly offer employment to any Business Employee hired by Buyer at Closing within three (3) years after the Closing Date, except for any Business Employee whose employment with Buyer or its successors shall have been terminated.

        18.3 Specific Performance. Each member of the Granite Group hereby acknowledges that the damages Buyer would sustain in the event of any violation of the provisions of this Section 18


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

are difficult or impossible to ascertain. Accordingly, each member of the Granite Group hereby agrees that Buyer shall be entitled, in addition to any other remedy or damages available to it in the event of any such violation, to injunctive relief to restrain such violation by any member of the Granite Group or any Person intended to be subject to the restriction contained herein which may be acting for or with any member of the Granite Group or such other Person.

     19. Miscellaneous.

        19.1 General. Notwithstanding any other provision of this Agreement, if a default by any party hereto can be cured or a condition satisfied (other than receipt of a Final Order for which this Section 19.1 does not apply) within fifteen (15) business days after the time initially fixed for the Closing as set forth herein, then the Closing Date shall be extended for the period (not to exceed fifteen (15) business days) required for such party to make such cure or satisfaction; provided, that, such default does not, and would not reasonably be expected to, have a material adverse effect on WLAJ, the Broadcasting Assets, the WLAJ Licenses, Buyer (in the case of a default by any member of the Granite Group) or any member of the Granite Group (in the case of a default by Buyer). If such cure or satisfaction cannot be, or is not, completed within fifteen (15) business days after


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

such initial time, then the rights of the parties shall be governed by the applicable provisions of this Agreement.

        19.2 Costs, Expenses Etc. Except as expressly provided elsewhere herein each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. The payment of all sales, use, transfer or similar Taxes, documentation stamps, or other similar charges imposed by any and all Governmental Authorities (excluding any income Taxes) with respect to the transfer of title to the Broadcasting Assets hereunder and the other transactions anticipated hereby shall be borne equally by Granite and Buyer; provided, that, transfer taxes relating to transfers of real property included in the Broadcasting Assets shall be borne by Granite. All recording costs and fees incurred in connection with clearing and removing any liens and Encumbrances not assumed by Buyer to which the Broadcasting Assets may be subject, so as to permit the applicable members of the Granite Group to convey good and marketable title to the Broadcasting Assets free and clear of all Encumbrances other than Permitted Encumbrances, shall be the responsibility of Granite.

        19.3 Further Assurances. Each party shall, from time to time, upon the request of another party, execute, acknowledge


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

and deliver to the other party such other documents or instruments, and take any and all actions as are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.

        19.4 Notice of Proceedings. Each party hereto will promptly and in any case within five (5) business days notify the other parties in writing upon becoming aware of any labor organization drive or any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

        19.5 Notices. Any notice, request, demand or consent required or permitted to be given under this Agreement shall be in writing (including telexes, telecopies, facsimile transmissions and similar writings) and shall be effective when transmitted and confirmation of receipt is obtained for telexes, telecopies, facsimile transmissions and similar writings; when delivered personally; one (1) day after sent by recognized


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

overnight courier; and five (5) days after sent by mail, first class, postage prepaid, registered mail, return receipt requested; in each case to the following address or telecopier number, as applicable:

                 (a)      If to any member of the Granite Group to:

                          Granite Broadcasting Corporation
                          767 Third Avenue
                          34th Floor
                          New York, New York 10017
                          Attention: President
                          Telephone:(212) 826-2530
                          Telecopier: (212) 826-2858

                          with copies to:

                              Akin, Gump, Strauss, Hauer &  Feld, L.L.P.
                              1333 New Hampshire Avenue, N.W.
                              Suite 400
                              Washington, D.C. 20036
                              Attention: Russell W. Parks, Jr.
                              Telephone: (202) 887-4000
                              Telecopier: (202) 887-4288

                 (b)      If to Buyer to:

                              Freedom Communications, Inc.
                              17666 Fitch
                              Irvine, California 92614-6022
                              Attention: Alan J. Bell
                              Telephone: (949) 253-2313
                              Telecopier: (949) 253-2349


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

                          with copies to:

                             Freedom Communications, Inc.
                             17666 Fitch
                             Irvine, California 92614-6022
                             Attention: Glenn E. Fuller
                             Telephone: (949) 253-2306
                             Telecopier: (949) 798-3524

or at such other address as either party shall specify by notice to the other.

        19.6 Headings and Entire Agreement; Amendment. The section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including, without limitation, that certain letter agreement between Granite and Buyer dated January 12, 1998 and (with respect to WLAJ) the February Purchase Agreement. It may not be amended, modified or changed orally, but only in writing signed by the party against whom enforcement of any amendment, modification, change, waiver, extension or discharge is sought.

        19.7 Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the


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

same or similar nature or of any other provision or condition of this Agreement.

        19.8 Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties. Neither this Agreement nor any obligation hereunder shall be assignable except with the prior written consent of the other parties hereto which may be withheld for any reason; provided, however, that Buyer may assign this Agreement, in whole or in part, to any direct or indirect wholly owned subsidiary thereof, provided Buyer agrees in writing with Granite and WLAJ, Inc., which writing shall be reasonably satisfactory to Granite, to unconditionally guarantee all obligations of such assignee under this Agreement. No party hereto assumes any duty hereunder to any other person or entity, and this Agreement shall operate exclusively for the benefit of the parties hereto and not for the benefit of any other Person or entity.

        19.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which taken together shall constitute one agreement.

        19.10 Schedules and Attachments. The Schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of


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

the provisions of such Schedules and the provisions of this Agreement, the provisions in this Agreement shall control.

        19.11 Rights Cumulative. Except as set forth herein, all rights, powers and remedies herein given to the parties hereto are cumulative and not alternative, and are in addition to all statutes or rules of law.

        19.12 Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

        19.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

        19.14 Third Party Rights. Nothing in this Agreement (including the Schedules and other attachments hereto, or any ancillary agreement, instrument or document contemplated hereby or relating hereto) shall be deemed to create any right with respect to any Person not a party to, or any property not subject to, this Agreement.


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

        19.15 Time of Essence. Time is of the essence in the performance of this Agreement.

        19.16 Press Releases. Except as otherwise required by law, Buyer and the members of the Granite Group shall: (a) prior to its issuance of any press release relating to the transactions contemplated by this Agreement, submit to the other parties, and obtain the approval thereof, any part or parts of the press release which characterize the other parties, which approval shall not be unreasonably withheld; and (b) use its best efforts to characterize the other parties, in any other public statements made by the party making such statement about the other parties, on substantially the same basis as in any press release made by the party making such statement.

        19.17 Specific Performance. Each member of the Granite Group hereby agrees that Buyer shall be entitled, in addition to any other remedies or damages available to Buyer in the event of any breach of this Agreement by any member of the Granite Group, to specific performance of the obligations of each member of the Granite Group under this Agreement.

        19.18 Confidentiality. Buyer agrees with respect to all technical and commercial and other information relating to Granite, WLAJ, Inc. or WLAJ that is or has been furnished or disclosed to Buyer, its officers, directors, agents, Affiliates


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

or consultants on, after or before the date hereof, including, but not limited to, information regarding the organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, rights, obligations, liabilities and strategies of Granite, WLAJ, Inc. or WLAJ ("Information"), that, unless and until the transactions contemplated by this Agreement shall have been consummated (and for five (5) years from the date of such consummation for Information relating to Granite): (a) such Information is confidential and/or proprietary to Granite, WLAJ, Inc. and WLAJ and entitled to and shall receive treatment as such by Buyer; (b) Buyer will, and will require all of its employees, representatives, agents, Affiliates and advisors who have access to such information, to hold in confidence and not disclose to others nor use (except in respect of the transactions contemplated by this Agreement) any such Information; provided, however, that Buyer shall not have any restrictive obligation with respect to any Information which: (i) is contained in a printed publication available to the general public; (ii) is or becomes publicly known through no wrongful act or omission of, or violation of the terms hereof by, Buyer or any third party; (iii) becomes known to Buyer from a source which did not wrongfully acquire such Information and has no confidentiality obligation with respect to such Information at the time of receipt of such information; or (iv) is required by law or the order of any governmental authority under color of law; provided, that, prior to disclosing any Information pursuant to this clause (iv), Buyer shall have given prior written notice thereof to the Granite Group, to the extent practicable, provided the Granite Group with the opportunity to contest such disclosure at their expense; and (c) all such Information, unless otherwise specified in writing, shall remain the property of the applicable Granite Group member, in the event this Agreement is terminated and shall be returned to the applicable Granite Group member, together with any and all copies made thereof, upon request for such return by the applicable Granite Group member (except for documents submitted to a Governmental Authority with the consent of a Granite Group member or upon subpoena and which cannot be retrieved with reasonable effort). Without the prior written consent of Granite and WLAJ, Inc., Buyer shall not directly or indirectly offer employment to any employee of Granite or WLAJ, Inc. (other than any Business Employee) within three (3) years after the Closing Date, except for any such employees whose employment with Granite or WLAJ, Inc. or their successors shall have been terminated.

     20. Amendment/Modification of February Purchase Agreement.


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

        20.1 Generally. Notwithstanding anything to the contrary contained herein or in the February Purchase Agreement, the February Purchase Agreement is hereby amended such that all references to, covenants, representations, Liabilities and warranties relating to, and agreements with respect to, WLAJ, WLAJ, Inc. and WLAJ License, Inc. and Lansing, including the WLAJ Granite Assets, the WLAJ Lansing Assets, the WLAJ Application, the WLAJ Employees, the WLAJ Licenses, any WLAJ Document and the Loan (the "WLAJ Transaction Matters"), are hereby eliminated from the February Purchase Agreement (including the Schedules relating to the WLAJ Transaction Matters and any text accompanying the WLAJ Transaction Matters, in each case however, only to the extent relating to WLAJ Transaction Matters), and, as amended, the February Purchase Agreement is an agreement among the parties thereto for the purchase of the WWMT Assets and WWMT (with the Base Price remaining unchanged) and in no way relates to WLAJ, the WLAJ Granite Assets, the WLAJ Lansing Assets or the WLAJ Licenses or any other WLAJ Transaction Matters.

        20.2 Specific Amendments. Without limitation to Section 20.1, the following provisions of the February Purchase Agreement are hereby modified as follows:

            (a) Definitions.


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

                  (i) the definition of "FCC Applications" shall mean the WWMT Application;

                  (ii) The definitions of "Granite Broadcasting Assets" and "Broadcasting Assets" shall mean the WWMT Assets;

                  (iii) the definition of "Stations" shall mean WWMT; and

                  (iv) the definition of "Station Licenses" shall mean WWMT Licenses.

            (b) Section 2.2.5. Section 2.2.5 is hereby deleted in its entirety.

            (c) All references to WWMT License, Inc. shall be amended to mean WWMT-TV License, Inc.


         21. Operation of WLAJ. From the date hereof until the earlier of the Closing or termination of this Agreement, Buyer shall supply to the Granite Group all services, and the use of all facilities, personnel and tangible personal property ("Assistance") previously furnished by WWMT-TV, Inc. to WLAJ and reasonably necessary for Granite to perform its obligations under the Time Brokerage Agreement consistent with past practices. The parties anticipate that Assistance will consist of accounting, human resources and news functions. Granite shall pay a fee for the Assistance equal to WWMT's actual cost of supplying the Assistance, which fee shall be due and payable on the earlier of the Closing Date or within five
(5) business days after receipt of invoicing from Buyer.

     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the date and year first above written.


                                      GRANITE BROADCASTING CORPORATION

                                      By:          /s/ Lawrence I. Wills
                                             ---------------------------------
                                      Name
                                             ---------------------------------
                                      Title:


                                      WLAJ, INC.

                                      By:          /s/ Lawrence I. Wills
                                             ---------------------------------
                                      Name
                                             ---------------------------------
                                      Title:
                                             ---------------------------------


                                      WLAJ LICENSE, INC.

                                      By:          /s/ Lawrence I. Wills
                                             ---------------------------------
                                      Name
                                             ---------------------------------
                                      Title:
                                             ---------------------------------


                                      FREEDOM COMMUNICATIONS, INC.

                                      By:             /s/ Alan J. Bell
                                             ---------------------------------
                                      Name:   Alan J. Bell
                                      Title:  Senior Vice President and
                                                President, Broadcast
                                                Division


                                      WWMT-TV, INC.

                                      By:          /s/ Lawrence I. Wills
                                             ---------------------------------
                                      Name
                                             ---------------------------------
                                      Title:
                                             ---------------------------------


                                      WWMT-TV LICENSE, INC.

                                      By:          /s/ Lawrence I. Wills
                                             ---------------------------------
                                      Name
                                             ---------------------------------
                                      Title:
                                             ---------------------------------